UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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VISTAPRINT N.V.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VISTAPRINT N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
Vistaprint N.V. will hold its 2011 Annual General Meeting of Shareholders:

on Thursday, November 3, 2011
at 5:30 p.m. Central European Time
at the offices of Vistaprint N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands
MATTERS TO BE ACTED UPON AT THE ANNUAL GENERAL MEETING:

(1) Reappoint a member of our Supervisory Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015;

(2) Adopt our statutory annual accounts, as prepared in accordance with Dutch law, for the fiscal year ended June 30, 2011;

(3) Discharge the members of our Management Board from liability with respect to the exercise of their duties during the year ended June 30, 2011;

(4) Discharge the members of our Supervisory Board from liability with respect to the exercise of their duties during the year ended June 30, 2011;

(5) Approve changes to our Supervisory Board compensation package to increase the cash compensation received by our supervisory directors;

(6) Renew the authorization of our Management Board, acting with the approval of our Supervisory Board, until November 3, 2016 to issue ordinary shares or grant rights to subscribe for ordinary shares up to our maximum authorized share capital at the time of the issue;

(7) Renew the authorization of our Management Board, acting with the approval of our Supervisory Board, until November 3, 2016 to issue preferred shares or grant rights to subscribe for preferred shares up to 100% of the aggregate nominal value of our outstanding ordinary shares at the time of issue;

(8) Renew the authorization of our Management Board, acting with the approval of our Supervisory Board, until November 3, 2016 to resolve to exclude or restrict our shareholders’ pre-emptive rights under Dutch law with respect to the ordinary shares, preferred shares and rights to subscribe therefor that the Management Board may issue or grant pursuant to the authority in Proposals 6 and 7 above;

(9) Appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012;

(10) Hold a non-binding, advisory “say on pay” vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement;

(11) Hold a non-binding, advisory “say on frequency” vote regarding the frequency of the future advisory votes on our executive compensation program (once every year, every two years or every three years); and

(12) Transact other business, if any, that may properly come before the meeting or any adjournment of the meeting.

Our Management Board and Supervisory Board have no knowledge of any other business to be transacted at the annual general meeting.

Shareholders of record at the close of business on October 6, 2011 are entitled to vote at the annual general meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. Your prompt response will ensure that your shares are represented at the annual general meeting. You can change your vote and revoke your proxy by following the procedures described in this proxy statement.

All shareholders are cordially invited to attend the annual general meeting.

By order of the Management Board,

Chairman of the Management Board, President and
  Chief Executive Officer
October 12, 2011

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 -- REAPPOINTMENT OF A MEMBER OF THE SUPERVISORY BOARD
PROPOSAL 2 -- ADOPTION OF ANNUAL ACCOUNTS
PROPOSALS 3 AND 4 -- DISCHARGE OF MANAGEMENT BOARD AND SUPERVISORY BOARD FROM CERTAIN LIABILITY
PROPOSAL 5 -- CHANGES TO SUPERVISORY BOARD COMPENSATION PACKAGE
PROPOSALS 6 AND 7 -- RENEWAL OF AUTHORIZATION TO ISSUE SHARES
PROPOSAL 8 -- RENEWAL OF AUTHORIZATION TO EXCLUDE OR RESTRICT SHAREHOLDERS’ PREEMPTIVE RIGHTS
PROPOSAL 9 -- APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 10 -- ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 11 -- FREQUENCY OF FUTURE VOTES ON EXECUTIVE COMPENSATION
OTHER MATTERS
INFORMATION ABOUT OUR SUPERVISORY DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLES
COMPENSATION OF SUPERVISORY BOARD MEMBERS

VISTAPRINT N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on November 3, 2011

This proxy statement contains information about the 2011 Annual General Meeting of Shareholders of Vistaprint N.V., which we refer to in this proxy statement as the annual meeting or the meeting. We will hold the annual meeting on Thursday, November 3, 2011 at Vistaprint’s offices at Hudsonweg 8, 5928 LW Venlo, the Netherlands. The annual meeting will begin at 5:30 p.m. Central European Time.

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Management Board of Vistaprint N.V. (which is also referred to as we, us or Vistaprint in this proxy statement) for use at the annual meeting and at any adjournment of the annual meeting.

We are first mailing the Notice of Annual General Meeting, this proxy statement and our Annual Report to Shareholders for the fiscal year ended June 30, 2011 on or about October 12, 2011.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual General Meeting of Shareholders:

This Proxy Statement and the 2011 Annual Report to Shareholders are available for viewing, printing and downloading at http://proxy.ir.vistaprint.com. In addition, our statutory annual accounts and accompanying annual report, as prepared in accordance with Dutch law and including biographical information about the candidates nominated for appointment as members of our Supervisory Board, are available at our offices at the address above and for viewing, printing and downloading at http://proxy.ir.vistaprint.com.

We will furnish without charge a copy of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, as filed with the United States Securities and Exchange Commission, or SEC, to any shareholder who requests it in writing to Vistaprint N.V., c/o Vistaprint USA, Incorporated, Attention: Investor Relations, 95 Hayden Avenue, Lexington, MA 02421, USA or Vistaprint N.V., Hudsonweg 8, 5928 LW Venlo, the Netherlands. This proxy statement and our Annual Report on Form 10-K are also available on the web site of the SEC at www.sec.gov.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, our shareholders will consider and act upon the 12 matters listed in the Notice of Annual General Meeting of Shareholders that appears on the first page of this proxy statement. Our Management Board and Supervisory Board are not aware of any other business to be transacted at the annual meeting.

Who can vote?

To be able to vote on the above matters, you must have been a shareholder of record according to the records of Computershare Trust Company, Inc., our transfer agent, at the close of business on October 6, 2011, which is the record date for the annual meeting. Shareholders of record at the close of business on October 6, 2011 are entitled to vote on each proposal at the annual meeting. The number of outstanding ordinary shares entitled to vote on each proposal at the meeting is 39,735,722.

How many votes do I have?

Each ordinary share of Vistaprint that you owned on the record date entitles you to one vote on each matter that is voted on at the annual meeting.

Is my vote important?

Your vote is important regardless of how many ordinary shares you own. Please take a moment to read the instructions below, vote your shares and submit your proxy as soon as possible to ensure that your shares are represented and voted at the annual meeting.

How do I vote?

You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. For your vote to be counted at the meeting, our transfer agent, Computershare Trust Company, Inc. must receive your proxy no later than 5:30 p.m. Central European Time on the last business day before the meeting.

If your shares are held in “street name” by a bank or brokerage firm, then you will need to follow the directions your bank or brokerage firm provides to you in order to vote your shares. Many banks and brokerage firms offer the option of voting by mail, over the Internet or by telephone, which will be explained in the vote instruction form you receive from your bank or brokerage firm.

The shares you own will be voted according to the instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter to be voted on as described in this proxy statement, then the shares you own will be voted in accordance with the recommendations of our Management Board and Supervisory Board. The Management Board and Supervisory Board recommend that you vote FOR Proposals 1 — 10 and in favor of annual frequency on Proposal 11.

If you attend the annual meeting in person, then you may also vote in person.

Can I change my vote after I have mailed my proxy card?

Yes. You can revoke your proxy and change your vote by doing any one of the following things:

•	signing another proxy with a later date and delivering the new proxy to our General Counsel at the offices of our subsidiary Vistaprint USA, Incorporated, 95 Hayden Avenue, Lexington, Massachusetts 02421 USA no later than 5:30 p.m. Central European Time on the last business day before the meeting;

•	delivering to our General Counsel written notice no later than 5:30 p.m. Central European Time on the last business day before the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you.

How do I attend the meeting and vote in person?

If you wish to attend our annual meeting in Venlo, the Netherlands on November 3, 2011 in person, please send our General Counsel written notice at the offices of our subsidiary Vistaprint USA, Incorporated, 95 Hayden Avenue, Lexington, Massachusetts 02421 USA no later than November 1, 2011. If you need directions to the meeting, please call Investor Relations at +1-781-652-6480.

If you wish to attend the meeting and your shares are held in “street name” by a brokerage firm or bank, then you must (1) provide the written notice referenced above and (2) bring with you to the meeting an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record, i.e., your bank or brokerage firm.

What vote is required?

Under our articles of association, holders of at least one third of our outstanding ordinary shares must be represented at the annual meeting to constitute a quorum, and the following vote is required to approve each of the proposals described in this proxy statement:

•	Proposal 1 (election of a supervisory director): In accordance with our articles of association, our Supervisory Board adopted a unanimous resolution to make a binding nomination of candidates for supervisory director. Our shareholders may set aside this binding nomination only by a vote of at least two thirds of the votes cast at a meeting representing more than half of our share capital.

•	Proposals 2 through 9: These proposals require the approval of a majority of votes cast at a meeting at which a quorum is present.

•	Proposal 10 (advisory “say on pay”): This proposal requires the approval of a majority of votes cast at a meeting at which a quorum is present. This vote is non-binding and advisory in nature, but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

•	Proposal 11 (advisory “say on frequency”): This vote is non-binding and advisory in nature, but our Supervisory Board will take into account the outcome of the vote and expects to adopt the frequency that receives the greatest level of support from our shareholders.

For Proposals 1 through 9, Dutch law and our articles of association provide that ordinary shares abstaining from voting will count as shares present at the annual meeting but will not count for the purpose of determining the number of votes cast. Broker non-votes will not count as shares present at the annual meeting or for the purpose of determining the number of votes cast. For Proposals 10 and 11, ordinary shares abstaining from voting and broker non-votes will not count as shares present at the meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

How will votes be counted?

Each ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or on a ballot voted in person at the annual meeting. Shares will not be voted in favor of a proposal if either (1) the shareholder abstains from voting on a particular matter, or (2) the shares are broker non-votes.

Who will count the votes?

Computershare Trust Company, Inc., our transfer agent, will count, tabulate and certify the votes.

How do the Management Board and Supervisory Board recommend that I vote on the proposals?

The Management Board and Supervisory Board recommend that you vote:

FOR the reappointment of Peter Gyenes to serve as a member of our Supervisory Board for a term of four years ending on the date of our annual general meeting of shareholders in 2015 (Proposal 1);

FOR the adoption of our statutory annual accounts, as prepared in accordance with Dutch law, for the fiscal year ended June 30, 2011 (Proposal 2);

FOR the discharge of the members of our Management Board from liability with respect to the exercise of their duties during the year ended June 30, 2011 (Proposal 3);

FOR the discharge of the members of our Supervisory Board from liability with respect to the exercise of their duties during the year ended June 30, 2011 (Proposal 4);

FOR the changes to our Supervisory Board compensation package to increase the cash compensation received by our supervisory directors (Proposal 5);

FOR the renewal of the authorization of our Management Board, acting with the approval of the Supervisory Board, to issue ordinary shares and grant rights to subscribe therefor until November 3, 2016 (Proposal 6);

FOR the renewal of the authorization of our Management Board, acting with the approval of the Supervisory Board, to issue preferred shares and grant rights to subscribe therefor until November 3, 2016 (Proposal 7);

FOR the renewal of the authorization of our Management Board, acting with the approval of the Supervisory Board, to exclude or restrict our shareholders’ pre-emptive rights under Dutch law until November 3, 2016 (Proposal 8);

FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012 (Proposal 9);

FOR the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement (Proposal 10); and

FOR an ANNUAL shareholder advisory vote on the compensation of our named executive officers (Proposal 11).

Will any other business be conducted at the meeting or will other matters be voted on?

Our Management Board and Supervisory Board do not know of any other matters that may come before the meeting. If any other matter properly comes before the meeting, then, to the extent permitted by applicable law, the persons named in the proxy card that accompanies this proxy statement may exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results within four business days after the annual meeting on a Current Report on Form 8-K that we will file with the SEC.

How and when may I submit a shareholder proposal, including a shareholder nomination for supervisory director, for the 2012 annual general meeting?

Because we are a Dutch limited company whose shares are traded on a U.S. securities exchange, both U.S. and Dutch rules and timeframes apply if you wish to submit a candidate to be considered for election to our Supervisory Board at our 2012 annual general meeting or if you wish to submit another kind of proposal for consideration by shareholders at our 2012 annual general meeting.

Under our Dutch articles of association, if you are interested in submitting a proposal, you must fulfill the requirements set forth in our articles of association, including satisfying both of the following criteria:

•	We must receive your proposal at our registered offices in Venlo, the Netherlands as set forth below no later than 60 days before the 2012 annual general meeting.

•	The number of ordinary shares you hold must equal at least the lesser of 1% of our issued share capital or the equivalent of €50 million in aggregate market value.

Under our articles of association, shareholders do not have the right to nominate or appoint their own candidates for supervisory director directly, but if you submit information about a potential candidate for supervisory director to our Nominating and Corporate Governance Committee, as described in the section of this proxy statement entitled “Supervisory Director Nomination Process,” then our Nominating and Corporate Governance Committee will consider whether he or she is appropriate for nomination to our Supervisory Board.

Under U.S. securities laws, if you wish to have a proposal included in our proxy statement for the 2012 annual general meeting, then in addition to the above requirements, you also need to follow the procedures outlined in Rule 14a-8 of the U.S. Securities Exchange Act of 1934, or the Exchange Act, and the deadline for submitting your proposal to us is earlier than the deadline specified above: For your proposal to be eligible for inclusion in our 2012 proxy statement, we must receive your proposal at our registered offices in Venlo, the Netherlands as set forth below no later than June 15, 2012.

Any proposals, nominations or notices under our articles of association or pursuant to Rule 14a-8 should be sent to:

Secretary, Vistaprint N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

With a copy to:
General Counsel
Vistaprint USA, Incorporated
95 Hayden Avenue
Lexington, MA 02421
USA

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We have retained Alliance Advisors for a fee of $7,500 plus expenses to assist us in soliciting proxies from our shareholders and to verify certain records relating to the solicitation. We and our supervisory directors, officers and selected other employees may also solicit proxies by mail, telephone, e-mail or by other means of communication. Supervisory directors, officers and employees who help us in solicitation of proxies will not be specially compensated for those services, but they may be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their solicitation. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of our ordinary shares that they hold in their names and will reimburse these entities for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may be sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Vistaprint N.V., c/o Vistaprint USA, Incorporated, Attention: Investor Relations, 95 Hayden Avenue, Lexington, MA 02421, USA, telephone no. +1 781-652-6480. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder if you hold your shares in “street name,” or you may contact us at the above address or telephone number if you are a holder of record.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our ordinary shares as of September 7, 2011 by:

•	each shareholder we know to own beneficially more than 5% of our outstanding ordinary shares;

•	each member of our Supervisory Board;

•	our named executives officers who are listed in the Summary Compensation Table in this proxy statement; and

•	all of our supervisory directors and executive officers as a group.

	Number of Ordinary	Percent of Ordinary
	Shares Beneficially	Shares Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)	Owned(3)

5% Shareholders
Janus Capital Management LLC(4)	4,387,174	10.9%
151 Detroit Street
Denver, CO 80206 USA
Manning & Napier Advisors, Inc.(5)	2,327,319	5.8
290 Woodcliff Drive
Fairport, NY 14450
Thomas W. Smith and affiliates(6)	4,497,354	11.2
323 Railroad Avenue
Greenwich, CT 06830
Wells Fargo and Company(7)	2,397,500	6.0
420 Montgomery Street
San Francisco, CA 94104
Executive Officers, Supervisory Directors and Nominees
Robert S. Keane(8)(9)	3,345,303	8.0
Katryn Blake(9)	39,050	*
Wendy M. Cebula(9)	75,841	*
John J. Gavin, Jr.(9)	42,327	*
Michael Giannetto(9)(10)	3,521	*
Peter Gyenes(9)	24,224	*
George M. Overholser(9)	76,428	*
Louis R. Page(9)(11)	195,729	*
Richard T. Riley(9)	55,291	*
Nicholas Ruotolo(9)	32,153	*
Ernst J. Teunissen(9)	3,303	*
Mark T. Thomas(9)(12)	21,476	*
All executive officers and supervisory directors as a group (13 persons)(13)	3,960,787	9.4%

*	Less than 1%

(1)	Unless otherwise indicated, the address of each supervisory director and executive officer listed is c/o Vistaprint, Hudsonweg 8, 5928 LW Venlo, the Netherlands.

(2)	For each person or entity in the table above, the “Number of Shares Beneficially Owned” column may include ordinary shares attributable to the person or entity because of that holder’s voting or investment power or other relationship. The number of ordinary shares beneficially owned by each person or entity included in the table above is determined under rules promulgated by the SEC. Under these rules, a person or entity is deemed to have “beneficial ownership” of any shares over which that person or entity has or shares voting or investment power, plus any shares that the person or entity may acquire within 60 days of the date established for the purpose of determining ownership, including through the exercise of share options or through the vesting of restricted share units. Unless otherwise indicated, each person or entity referenced in the table has sole voting and investment power over the shares listed or shares such power with his or her spouse. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)	The percentage ownership for each shareholder on September 7, 2011 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) 40,147,808, the number of ordinary shares outstanding on September 7, 2011, plus any shares issuable to the shareholder within 60 days after September 7, 2011 (i.e., November 6, 2011), including restricted share units that vest and share options that are exercisable on or before November 6, 2011.

(4)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on April 11, 2011.

(5)	This information is based solely upon a Schedule 13G that the shareholder filed with the SEC on February 11, 2011.

(6)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on September 2, 2011.

(7)	This information is based solely upon a Schedule 13G that the shareholder filed with the SEC on January 25, 2011.

(8)	Includes an aggregate of (i) 1,727,722 shares held by irrevocable discretionary trusts and other entities established for the benefit of Mr. Keane and/or members of his immediate family, or the Trusts, and (ii) 81,381 shares held by a charitable entity established by Mr. Keane and his spouse. Trustees who are independent of Mr. Keane and/or his spouse hold exclusive voting and investment power with respect to the ordinary shares owned by the Trusts and the ordinary shares issuable pursuant to share options and restricted share units held by the Trusts; Mr. Keane and his spouse do not hold such power with respect to the Trusts. Mr. Keane and his spouse share voting and investment power with respect to the shares held by the charitable entity. Mr. Keane and his spouse disclaim beneficial ownership of the shares, share options and restricted share units held by the Trusts and the charitable entity except to the extent of their pecuniary interest therein.

(9)	Includes the number of shares listed below that each executive officer and supervisory director has the right to acquire under share options and restricted share units that vest on or before November 6, 2011:

• Mr. Keane: 1,536,200 shares, held by the Trusts

• Ms. Blake: 26,861 shares

• Ms. Cebula: 38,450 shares

• Mr. Gavin: 27,693 shares

• Mr. Giannetto: 1,000 shares

• Mr. Gyenes: 18,096 shares

• Mr. Overholser: 25,220 shares

• Mr. Page: 15,675 shares

• Mr. Riley: 45,675 shares

• Mr. Ruotolo: 17,814 shares

• Mr. Teunissen: 1,087 shares

• Mr. Thomas: 3,968 shares

(10)	Mr. Giannetto ceased to be an executive officer of Vistaprint in March 2011.

(11)	Includes an aggregate of (i) 166,438 shares held in a margin account by Window to Wall Street, Inc., of which Mr. Page is President, and (ii) 4,000 shares held in custodial accounts for the benefit of Mr. Page’s minor children. Mr. Page disclaims beneficial ownership of the shares held by Window to Wall Street, Inc. and for the benefit of his minor children, except to the extent of his pecuniary interest therein.

(12)	Includes 2,500 shares owned by a family limited liability company of which Mr. Thomas is a manager. Mr. Thomas disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(13)	Includes a total of 1,790,487 shares that all of our executive officers and supervisory directors have the right to acquire under share options and restricted share units that vest on or before November 6, 2011.

We have established an independent Dutch foundation, Stichting Continuïteit Vistaprint, or the Foundation, to safeguard the interests of Vistaprint N.V. and its stakeholders and to assist in maintaining Vistaprint’s continuity and independence. To this end, on November 16, 2009 we granted the Foundation a call option pursuant to which the Foundation may acquire a number of preferred shares equal to the number of ordinary shares then outstanding, which is designed to provide a protective measure against unsolicited take-over bids for Vistaprint and other hostile threats.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our supervisory directors, executive officers and the holders of more than 10% of our ordinary shares, referred to as reporting persons, to file reports with the SEC disclosing their ownership of and transactions in our ordinary shares and other equity securities. SEC regulations also require these reporting persons to furnish us with copies of all such reports that they file.

Based solely on our review of reports filed by the reporting persons and written representations from such persons, we believe that all reporting persons complied with all Section 16(a) filing requirements during our 2011 fiscal year, except as previously disclosed in our 2010 proxy statement.

PROPOSAL 1 — REAPPOINTMENT OF A MEMBER OF THE SUPERVISORY BOARD

The six members of our Supervisory Board serve for rotating four-year terms:

•	Peter Gyenes’ term expires at this 2011 annual general meeting, and we are asking our shareholders to reappoint him;

•	Mark T. Thomas’ term expires at our 2012 annual general meeting;

•	The terms of John J. Gavin, Jr. and George M. Overholser expire at our 2013 annual general meeting; and

•	The terms of Louis R. Page and Richard T. Riley expire at our 2014 annual general meeting.

None of the members of our Supervisory Board is an employee of Vistaprint.

Under Dutch law and our articles of association, our Supervisory Board has the right to make binding nominations for open positions on the Supervisory Board. Dutch law also requires us to nominate at least two candidates for each open position and allows us to recommend that shareholders vote for one of the two candidates for each position. The candidate receiving the greater number of votes for each position will be appointed as a member of our Supervisory Board. In accordance with the recommendation of the Nominating and Corporate Governance Committee of the Supervisory Board and pursuant to the invitation of our Management Board, the Supervisory Board has adopted a unanimous resolution to make a binding nomination of Peter Gyenes and Mark T. Thomas to serve as a supervisory director for a term of four years ending on the date of our annual general meeting of shareholders in 2015. The Supervisory Board recommends that shareholders vote for the appointment of Mr. Gyenes for this position.

The persons named in the enclosed proxy card will vote to reappoint Mr. Gyenes as a member of our Supervisory Board, unless you withhold authority to vote for his reappointment by marking the proxy card to that effect. Mr. Gyenes has indicated his willingness to serve if appointed.

Mr. Gyenes is currently a member of our Supervisory Board. You can find more information about Mr. Gyenes and the other members of our Supervisory Board in the section of this proxy statement entitled “INFORMATION ABOUT OUR SUPERVISORY DIRECTORS AND EXECUTIVE OFFICERS.”

The Management Board and Supervisory Board recommend that you vote FOR the reappointment of Mr. Gyenes as a member of our Supervisory Board.

PROPOSAL 2 — ADOPTION OF ANNUAL ACCOUNTS

At the annual meeting, we are asking you to confirm and adopt our Dutch statutory annual accounts, or Annual Accounts, for the fiscal year ended June 30, 2011, which are our audited consolidated financial statements prepared in accordance with Dutch generally accepted accounting principles, or Dutch GAAP. As a Dutch company, we are required by Dutch law and our articles of association to prepare the Annual Accounts and submit them to our shareholders for confirmation and adoption. Our Annual Accounts are different from our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended June 30, 2011 that were prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP, as required by United States law and NASDAQ listing standards for companies with securities listed on U.S. stock markets.

The Annual Accounts contain some disclosures that are not required under U.S. GAAP. In addition, the report of our Management Board that accompanies the Annual Accounts, as required by Dutch law, contains information included in this proxy statement, our Annual Report on Form 10-K and other information required by Dutch law.

It is important that our shareholders adopt our Annual Accounts because it is a Dutch law requirement and also because we are not permitted under Dutch law to take certain corporate actions unless our Annual Accounts are adopted.

You can access a copy of the Annual Accounts through our website at http://proxy.ir.vistaprint.com or by sending a written request to:

Investor Relations
Vistaprint USA, Incorporated
95 Hayden Avenue
Lexington, MA 02421
USA

Our Management Board and Supervisory Board recommend that you vote FOR the confirmation and adoption of the Annual Accounts.

PROPOSALS 3 AND 4 — DISCHARGE OF MANAGEMENT BOARD AND
SUPERVISORY BOARD FROM CERTAIN LIABILITY

At the annual meeting, as permitted under Dutch law and customary for Dutch companies, we are asking you to discharge the members of our Management Board and Supervisory Board from liability with respect to the exercise of their management and supervisory duties during our fiscal year ended June 30, 2011. If our shareholders approve this discharge of liability, then our Management Board and Supervisory Board members will not be liable to Vistaprint for actions that they took on behalf of the company in the exercise of their duties during fiscal 2011. However, the discharge does not apply to matters that are not disclosed to our shareholders, and it does not affect the liability, if any, of our Management Board and Supervisory Board to our shareholders. The discharge is also subject to the provisions of Dutch laws relating to liability upon bankruptcy.

Our Management Board and Supervisory Board recommend that you vote FOR the discharge of the members of our Management Board and Supervisory Board from liability as described above.

PROPOSAL 5 — CHANGES TO SUPERVISORY BOARD COMPENSATION PACKAGE

Under Dutch law and our articles of association, our shareholders determine the compensation of each member of our Supervisory Board, including changes to their compensation, for their service as supervisory directors. You can find a description of our current shareholder-approved compensation of our Supervisory Board in the section of this proxy statement entitled “Compensation of Supervisory Board Members.” During fiscal 2011, our Compensation Committee, with the assistance of Towers Watson, its compensation consultant, reviewed the compensation of our supervisory directors against the compensation of the boards of directors of the primary compensation peer group of companies identified in the Compensation Discussion and Analysis section of this proxy statement. The Compensation Committee determined that our Supervisory Board was under-compensated in comparison with our peers and that it is competitive practice to provide committee chairmen with additional compensation for the responsibility of leading their committees. Our Supervisory Board compensation package is an important tool for helping us attract and retain talented supervisory directors who demonstrate integrity, business acumen, experience and knowledge of our business and industry. If our Supervisory Board compensation is not market competitive, then we may have more difficulty recruiting and retaining highly qualified supervisory directors. None of our current supervisory directors receives any other compensation from us besides the Supervisory Board compensation, and under Dutch law, no Supervisory Board member may be an employee of Vistaprint.

We are asking our shareholders to approve increases to the annual cash retainers that we pay to all of our supervisory directors, as well as new annual cash retainers for the chairmen of the committees of our Supervisory Board as described below, effective as of the beginning of our 2012 fiscal year:

•	Increase the cash retainer for each supervisory director from $13,000 to $24,000 per fiscal year;

•	Pay the chairman of our Supervisory Board and the chairman of our Audit Committee an additional cash retainer of $15,000 per fiscal year; and

•	Pay the chairmen of our Compensation Committee and Nominating and Corporate Governance Committee an additional cash retainer of $10,000 per fiscal year.

There would be no change to the annual cash retainer of $10,000 for each committee on which a supervisory director serves, the cash fees of $3,000 for each meeting of our Supervisory Board that a supervisory board member physically attends or our supervisory directors’ equity compensation, as described in the section of this proxy statement entitled “Compensation of Supervisory Board Members.”

If our shareholders do not approve the proposed changes to our Supervisory Board compensation, then the current Supervisory Board compensation package would remain in place, and we would continue to compensate our supervisory directors as described in the section of this proxy statement entitled “Compensation of Supervisory Board Members.”

Our Management Board and Supervisory Board recommend that you vote FOR the changes to the Supervisory Board compensation package to increase the cash compensation received by our supervisory directors.

PROPOSALS 6 AND 7 — RENEWAL OF AUTHORIZATION TO ISSUE SHARES

Our current authorized share capital consists of 120 million ordinary shares and 120 million preferred shares, each with a par value per share of €0.01. Under Dutch law and our articles of association, we are required to seek the approval of our shareholders each time we wish to issue shares of our authorized share capital unless our shareholders have authorized our Management Board, with the approval of our Supervisory Board, to issue shares. This authorization may not continue for more than five years, but may be given on a rolling basis. We currently have authorization from our shareholders to issue ordinary shares, or grant rights to subscribe for ordinary shares, up to a maximum of our authorized share capital, and to issue preferred shares, or grant rights to subscribe for preferred shares, equal to 100% of the number of ordinary shares outstanding at the time of issue. This existing authorization expires on August 28, 2014, and it is common practice for Dutch companies to seek to renew this authorization annually on a rolling basis. The approval of this proposal will maintain our flexibility to issue our shares without the delay and expense of calling extraordinary general meetings of shareholders.

We currently issue ordinary shares from our treasury account, instead of from our authorized share capital, to satisfy our obligations to issue shares under our equity compensation plans, and if we were to use our ordinary shares as consideration in an acquisition, we expect to issue those shares from our treasury account as well. Accordingly, we do not have any specific plans, proposals or arrangements to issue any of our authorized ordinary shares for any purpose. However, in the ordinary course of our business, we may determine from time to time that the issuance of authorized and unissued shares is in the best interests of Vistaprint, including in connection with equity compensation or future acquisitions or financings.

At the annual meeting, we are asking our shareholders to renew the authority of our Management Board, with the approval of our Supervisory Board, until November 3, 2016 to issue, and to grant rights to purchase or subscribe for, our unissued ordinary shares up to a maximum of our authorized share capital and to issue, and to grant rights to purchase or subscribe for, our unissued preferred shares equal to 100% of the number of ordinary shares outstanding at the time of issue. This authority to issue shares is similar to that generally afforded under state law to public companies domiciled in the United States. Management believes that retaining the flexibility to issue shares for acquisitions, financings or other business purposes in a timely manner without first obtaining specific shareholder approval is important to our continued growth. Furthermore, our ordinary shares are listed on the NASDAQ Global Select Market, and the issuance of additional shares will remain subject to NASDAQ rules. In particular, NASDAQ requires shareholder approval for the issuance of shares in excess of 20% of the shares outstanding, with several exceptions.

If our shareholders do not renew the Management Board’s authority, then the previous authorization would remain in place, and we would continue to issue our shares and grant rights to purchase or subscribe for our shares pursuant to that authorization until it expires on August 28, 2014.

Our Management Board and Supervisory Board recommend that you vote FOR the renewal of the authorization of the Management Board and Supervisory Board to issue our ordinary shares and preferred shares.

PROPOSAL 8 — RENEWAL OF AUTHORIZATION TO EXCLUDE OR RESTRICT
SHAREHOLDERS’ PREEMPTIVE RIGHTS

Under Dutch law, holders of our ordinary shares (other than our employees who are issued ordinary shares pursuant to awards granted under our equity compensation plans) would generally have a pro rata preemptive right of subscription to any of our ordinary shares issued for cash. A preemptive right of subscription is the right of our current shareholders to maintain their percentage ownership of Vistaprint’s shares by buying a proportional number of any new shares that Vistaprint issues. However, Dutch law and our articles of association permit our shareholders to authorize our Management Board, with the approval of our Supervisory Board, to exclude or restrict these preemptive rights. This authorization may not continue for more than five years, but may be given on a rolling basis. We currently have authorization from our shareholders to exclude or restrict these preemptive rights, which authorization expires on August 28, 2014, and it is common practice for Dutch companies to seek to renew this authorization annually on a rolling basis.

At the annual meeting, we are asking our shareholders to renew the authority of our Management Board, with the approval of our Supervisory Board, until November 3, 2016 to exclude or restrict preemptive rights. Preemptive rights are uncommon for public companies domiciled in the United States. We believe that if we are not granted the authority to limit preemptive rights, our ability to raise capital through sales of our securities would be significantly affected because shareholders’ exercise of their preemptive rights would cause delays in a transaction and may dissuade potential buyers of our securities from entering into a transaction with us. Any limits or waivers of preemptive rights would apply equally to all holders of our ordinary shares. Furthermore, as long as our ordinary shares remain listed on the NASDAQ Global Select Market, any issuance of ordinary shares will remain subject to NASDAQ rules, including limitations on our ability to issue shares without shareholder approval. See Proposals 6 and 7 above for a discussion of the NASDAQ rules regarding share issuances.

If our shareholders do not renew the Management Board’s authority, then the previous authorization would remain in place, and we could continue to exclude or restrict preemptive rights pursuant to that authorization until it expires on August 28, 2014.

Our Management Board and Supervisory Board recommend that you vote FOR the renewal of the authorization of the Management Board and Supervisory Board to exclude or restrict our shareholders’ preemptive rights under Dutch law.

PROPOSAL 9 — APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012. If this proposal is not approved by our shareholders at the annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP. We expect that a representative of Ernst & Young LLP will attend the annual meeting, will be available to answer questions and may make a statement if he or she wishes.

Our Management Board and Supervisory Board recommend that you vote FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees and expenses billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended June 30, 2011 and June 30, 2010. The amounts reported for each fiscal year represent the fees and expenses for services rendered during the applicable fiscal year, regardless of when the fees and expenses were billed.

	Fiscal 2011	Fiscal 2010

Audit Fees(1)	$897,592	$1,068,641
Audit-Related Fees(2)	12,995	32,995
Tax Fees(3)	553,453	421,063
All Other Fees	—	—

Total Fees	$1,464,040	$1,522,699

(1)	Audit fees and expenses consisted of fees and expenses billed for the audit of our financial statements for the years ended June 30, 2011 and 2010, statutory audits of Vistaprint N.V. and certain of our subsidiaries, and quarterly reviews of our financial statements. The audit fees for fiscal 2011 and 2010 also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting as promulgated by Section 404 of the U.S. Sarbanes-Oxley Act. For fiscal 2010, the audit fees and expenses included work relating to our change of domicile to the Netherlands.

(2)	Audit-related fees and expenses consisted of fees and expenses for services that are reasonably related to the performance of the audit and the review of our financial statements and that are not reported under “Audit Fees.” These services relate principally to the evaluation of our internal controls upon our implementation of an SAP system for fiscal 2010, consultations regarding financial accounting and reporting matters, and fees for access to certain online accounting reference applications.

(3)	Tax fees and expenses consisted of fees and expenses for tax compliance (including tax return preparation), tax advice, tax planning and consultation services, and tax return preparation for expatriate employees. Tax compliance services accounted for $79,003 and $68,540 of the total tax fees in fiscal 2011 and 2010, respectively.

Audit Committee’s Pre-approval Policy and Procedures

Our Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our registered public accounting firm. We may not engage the independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. From time to time, the Audit Committee may pre-approve services that are expected to be provided to Vistaprint by the independent registered public accounting firm during the following 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also subject to a maximum dollar amount. At regularly scheduled meetings of the Audit Committee, management or the independent registered public accounting firm report to the Audit Committee regarding services actually provided to Vistaprint.

During fiscal 2011, no services were provided to Vistaprint by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

PROPOSAL 10 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the annual meeting, we are asking our shareholders to approve the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, or CD&A, executive compensation tables and accompanying narrative disclosures in this proxy statement. This is an advisory vote, meaning that this proposal is not binding on us, but our Compensation Committee values the opinions expressed by our shareholders and will carefully consider the outcome of the shareholder vote when making future compensation decisions for our named executive officers.

As you cast your vote on this Proposal 10, we would like you to consider the following compensation program highlights:

Pay for Performance.  As described in more detail in CD&A, our executive officers’ compensation is heavily weighted toward compensation based on Vistaprint’s operating and stock performance, with more than 80% of the total compensation of our named executive officers at risk for fiscal 2011 through our annual and long-term cash and equity incentive programs. Our incentive compensation based on operating and stock performance consists of annual and long-term cash incentive awards, restricted share units and share options. Our annual and long-term cash incentive programs are dependent on Vistaprint’s revenue and earnings per share performance, while equity incentive programs are dependent on the performance of our share price. Our executive compensation program is designed to reward extraordinary performance with compensation that is above the averages of our peer companies and conversely pay compensation below peer averages in the absence of extraordinary performance.

For fiscal 2011, Vistaprint’s revenue grew 22% from fiscal 2010 to $817 million, and earnings per share increased 23% to $1.83. Our executive officers’ annual cash incentives are tied directly to our revenue and earnings per share goals for each fiscal year, and their long-term cash incentives are tied directly to our earnings per share goals. We fell slightly short of our revenue goal for fiscal 2011 but over-achieved on our earnings per share goals; accordingly, our named executive officers were entitled to receive 98.8% of their annual cash incentive targets for fiscal 2011, although some received slightly more or slightly less given the timing of their promotions to executive officer positions during the course of fiscal 2011, and approximately 120% of their long-term cash incentive targets. You can find more detailed information about our annual and long-term cash incentive programs in CD&A.

Benefit Programs and Perquisites.  We generally do not provide benefit programs or perquisites to our executive officers that are different from those that are available to our non-executive employees who work in the same location. We do have arrangements with some of our named executive officers to reimburse them for living and relocation expenses relating to their work outside of their home countries, but we also provide similar arrangements to some of our non-executive employees who relocate from their home countries.

Share Ownership Guidelines.  To enhance the alignment between our executive officers and our shareholders, we instituted share ownership guidelines for all executive officers in May 2011. The guidelines require our executive officers to hold Vistaprint equity with a value equal to or greater than a multiple of the executive officer’s annual base salary as follows: Chief Executive Officer — 5 times annual base salary; Chief Operating Officer — 4 times annual base salary; other executive officers — 3 times annual base salary. You can find more detailed information about our share ownership guidelines in CD&A.

Consultant Independence.  Our Compensation Committee’s independent consultant is retained directly by the Compensation Committee and provides no other services to Vistaprint besides compensation services.

Our Management Board and Supervisory Board recommend that you vote FOR the approval of the compensation of our named executive officers, as described in this proxy statement.

PROPOSAL 11 — FREQUENCY OF FUTURE VOTES ON EXECUTIVE COMPENSATION

We are asking our shareholders to advise us on how frequently they wish to cast an advisory vote on the compensation of our named executive officers: Once every year, once every two years, or once every three years. Based on our review of ISS recommendations and shareholder votes of other companies that are publicly traded in the United States, we have determined that the current best practice in the market is an annual vote, and we therefore recommend annual advisory votes on executive compensation.

This is an advisory vote, meaning that it is not binding on us, but our Supervisory Board will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes.

Our Management Board and Supervisory Board recommend that you vote in favor of an ANNUAL vote on our executive compensation program.

OTHER MATTERS

Our Management Board and Supervisory Board do not know of any other matters that may come before the annual meeting. However, if any other matters are properly presented to the annual meeting, then, to the extent permitted by applicable law, the persons named as proxies may vote, or otherwise act, in accordance with their judgment on such matters.

INFORMATION ABOUT OUR SUPERVISORY DIRECTORS AND EXECUTIVE OFFICERS

Our Supervisory Board:

Our Supervisory Board currently consists of six independent, non-employee supervisory directors.

Nominee for Member of our Supervisory Board whose term expires at this 2011 Annual General Meeting:

PETER GYENES, Director since February 2009

Mr. Gyenes, age 66, has served as the Chairman of Sophos Ltd., a global security software company, since May 2006. Mr. Gyenes served as Chairman and Chief Executive Officer of Ascential Software and its predecessor companies VMark Software, Ardent Software and Informix from 1996 until it was acquired by IBM in April 2005. Mr. Gyenes also serves on the boards of Pegasystems Inc., a provider of business process management software and services; Intralinks Holdings, Inc., a provider of shared document and information exchanges; and RealPage, Inc., a provider of property management software solutions for the multifamily industry. Mr. Gyenes previously served on the boards of Netezza Corporation, a provider of data warehouse appliances from February 2008 to November 2010 when it was acquired by IBM; Lawson Software, Inc., a provider of software and service solutions in the manufacturing, distribution, maintenance and service sector industries, from May 2006 to July 2011 when it was acquired by GGC Software Holdings, Inc; Applix Inc., a provider of enterprise planning software that was acquired by Cognos and then IBM, from May 2000 to October 2007; BladeLogic Inc., a provider of data center automation software, from June 2006 to April 2008, when it was acquired by BMC Software; and webMethods Inc., a provider of software for process improvement that was acquired by Software AG, from May 2006 to May 2007. He is a trustee emeritus of the Massachusetts Technology Leadership Council. Mr. Gyenes brings to the Supervisory Board his broad experience in leading companies as chief executive officer and board member and his deep expertise on executive compensation matters through his service on several compensation committees.

Member of our Supervisory Board whose term will expire at our 2012 Annual General Meeting:

MARK T. THOMAS, Director since November 2009

Mr. Thomas, age 57, has served as a Founder and Managing Partner of Monitor Clipper Partners, a middle market private equity firm, since December 1997 and also serves as member of Monitor Clipper Partners’ Investment Committee and a director of several of its portfolio companies. In addition, Mr. Thomas is a co-founder of Monitor Company Group LP, a global marketing and strategy consulting firm, and has served in various positions since 1983, most recently as a member of Monitor Company Group’s Management Committee and chair of its Audit Committee. Mr. Thomas brings to the Supervisory Board his extensive strategy and international experience, which includes more than 20 years of building companies, serving on boards and providing advice to top executives on strategic matters.

Members of our Supervisory Board whose terms will expire at our 2013 Annual General Meeting:

JOHN J. GAVIN, Jr., Director since August 2006

Mr. Gavin, age 56, served as Chief Financial Officer of BladeLogic, Inc., a provider of data center automation software, from January 2007 through June 2008, when it was acquired by BMC Software. Mr. Gavin also serves on the boards of Qlik Technologies Inc., a provider of business intelligence solutions; and BroadSoft, Inc., a global provider of residential and business Voice over IP applications. From April 2004 through December 2006, Mr. Gavin was Chief Financial Officer of Navisite, Inc., a provider of information technology hosting, outsourcing and professional services. From 2001 to 2005, Mr. Gavin was a member of the Board of Directors of Ascential Software, which was acquired by IBM in April 2005. From February 2000 through December 2001, Mr. Gavin served as the Senior Vice President and Chief Financial Officer of Cambridge Technology Partners, a consulting firm, which was acquired by Novell, Inc. Prior to his work at Cambridge Technology Partners, Mr. Gavin spent twelve years at Data General Corporation, a manufacturer of computing equipment that was acquired by EMC Corporation, including serving as Vice President and Chief Financial Officer. Mr. Gavin also spent ten years at Price Waterhouse LLP, an accounting firm, in various accounting and audit positions including as Senior Manager in charge of multi-national audits. Since February 2009, Mr. Gavin has also served as a member of the board of directors of Consona Corporation, a privately held provider of customer relationship management and enterprise resource planning software and services. Mr. Gavin brings to the Supervisory Board his extensive experience as chief financial officer of several growing companies, as well as ten years as an independent auditor. Mr. Gavin is a certified public accountant.

GEORGE M. OVERHOLSER, Director since July 2004

Mr. Overholser, age 51, has served as Managing Director and Co-Founder of Third Sector Capital Partners, an investment bank for non-profit organizations since September 2010. He was Founder and Managing Director of NFF Capital Partners, an investment banking firm for nonprofit organizations, from August 2004 to September 2010. Mr. Overholser was the founder of North Hill Ventures, a venture capital firm and served as its Senior Vice President from 1999 through June 2008. From 1994 to 1999, Mr. Overholser was Head of Strategy and New Business Development for Capital One, Inc., a company specializing in consumer lending. Mr. Overholser brings to the Supervisory Board his extensive experience of leading companies through periods of hyper-growth, as both a board member and an executive.

Members of our Supervisory Board whose terms will expire at our 2014 Annual General Meeting:

LOUIS R. PAGE, Director since September 2000

Mr. Page, age 45, has served as President and General Partner of Window to Wall Street, Inc., a venture capital firm, since October 1995. Mr. Page has served on Vistaprint’s Board since 2000 and brings to the Supervisory Board his deep knowledge of Vistaprint and its business, culture and history. Mr. Page is a chartered financial analyst.

RICHARD T. RILEY, Director since February 2005 and Chairman of the Supervisory Board since August 2009

Mr. Riley, age 55, has served as Chairman of the Board of Directors and Chief Executive Officer of LoJack Corporation, a publicly traded corporation and provider of tracking and recovery systems, since November 2006 and as President, Chief Operating Officer and as a member of the board of directors of LoJack Corporation from February 2005 through November 2006. Mr. Riley also serves on the board of Dorman Products, Inc., a publicly traded corporation and supplier of original equipment automotive replacement parts. From 1997 through 2004, Mr. Riley held a variety of positions with New England Business Service, Inc., a provider of products and services to small businesses, most recently serving as Chief Executive Officer, President, Chief Operating Officer and director. Mr. Riley brings to the Supervisory Board his extensive experience of leading companies as chief executive officer and board member.

Our Management Board:

Our Management Board currently consists of our six executive officers. All members of our Management Board serve for four-year terms: The terms of Mr. Keane and Ms. Cebula expire at our 2013 annual general meeting, and the terms of Ms. Blake and Messrs. Nelson, Ruotolo and Teunissen expire at our 2015 annual general meeting. Each member of our Management Board may be reelected for additional terms of up to four years.

ROBERT S. KEANE, President, Chief Executive Officer and Chairman of the Management Board

Mr. Keane, age 48, is the founder of Vistaprint and has served as our President and Chief Executive Officer since he founded Vistaprint in January 1995. Mr. Keane served as the Chairman of our Board of Directors from January 1995 to August 2009 and was appointed Chairman of the Management Board in September 2009. From 1988 to 1994, Mr. Keane was an executive at Flex-Key Corporation, an OEM manufacturer of keyboards, displays and retail kiosks used for desktop publishing, most recently as General Manager. Mr. Keane earned an A.B. in economics from Harvard College in 1985 and his M.B.A. from INSEAD in Fontainebleau, France in 1994.

KATRYN “TRYNKA” BLAKE (née Shineman), Chief Customer Officer and President, Vistaprint North America

Ms. Blake, age 37, has served as Chief Customer Officer since June 2011 and as President of Vistaprint’s North American business unit since November 2010. Prior to assuming her current roles, Ms. Blake served as Chief Marketing Officer of our North American business unit from April 2008 and in a variety of marketing positions since joining Vistaprint in March 2004 as Director, Strategic Partnerships. Before joining Vistaprint, she served as a director and senior manager for PreVision Marketing since 1996. Ms. Blake holds a Bachelor of Arts in psychology from Cornell University and a Masters of Business Administration degree from Columbia Business School.

WENDY M. CEBULA, Chief Operating Officer

Ms. Cebula, age 40, has served as Chief Operating Officer since November 2010, with responsibility for the North American, European and APAC business units and for our technology operations. Prior to assuming her current role, she was President of Vistaprint’s North American business unit since May 2008. From January 2007 through May 2008, Ms. Cebula served as Executive Vice President and Chief Operating Officer with responsibility for our technology and manufacturing operations. From July 2005 to January 2007, Ms. Cebula served as Executive Vice President and Chief Information Officer. Ms. Cebula joined Vistaprint as Vice President, Database Marketing in October 2000. Before joining Vistaprint, Ms. Cebula served as director of database marketing and analysis at MotherNature.com, an online provider of personal health care products. She also spent three years working in marketing analytics and management at Partner’s First, a direct to consumer financial services company. Ms. Cebula earned a B.S. degree in Finance at Rochester Institute of Technology.

DONALD NELSON, Chief Information Officer

Mr. Nelson, age 43, has served as our Chief Information Officer since May 2008. Mr. Nelson previously served as Senior Vice President of Capabilities Development from July 2006. Prior to joining Vistaprint, Mr. Nelson served as Chief Information Officer at Sapient, where he started in 1993 as a software engineer, then later as vice president before assuming the role of Chief Information Officer in 2001. Mr. Nelson received a Bachelor of Science in Computer Science from Gordon College.

NICHOLAS RUOTOLO, President, Vistaprint Europe

Mr. Ruotolo, age 47, has served as President of Vistaprint’s European business unit since November 2010. Prior to assuming his current role, Mr. Ruotolo was Chief Marketing Officer of our European business unit since September 2008. From June 2007 to September 2008, he was Senior Vice President, Sales & Analytics and was Vice President, Analytics when he joined the company in February 2005. Before joining Vistaprint, Mr. Ruotolo served as Vice President, Consulting Services at Enterprise Marketing Solutions, Inc. where he managed the company’s consulting division and launched eInsights, the company’s web analytics service. He also spent four years with the Home Shopping Network, where he held several executive positions in marketing ultimately becoming senior vice president/general manager of HSN.com. Mr. Ruotolo began his professional career at AT&T Labs as a business analyst supporting marketing initiatives across the company. He went on to hold senior management positions in strategic planning and marketing at AT&T Consumer Services. Mr. Ruotolo received a Bachelor of Science in Managerial Economics from Carnegie Mellon University.

ERNST J. TEUNISSEN, Executive Vice President and Chief Financial Officer

Mr. Teunissen, age 45, has served as our Executive Vice President and Chief Financial Officer since March 2011. From October 2009 through February 2011, Mr. Teunissen served as our Vice President of Strategy. Before joining Vistaprint, Mr. Teunissen was a founder and director of two corporate finance and management consulting firms: Manifold Partners from May 2007 through September 2009 and ThreeStone Ventures Limited from June 2003 through September 2009. From August 1999 to February 2003, Mr. Teunissen served as an executive director in Morgan Stanley’s Investment Banking Division in London. From February 1997 to July 1999, he was a senior associate director in Deutsche Bank’s Investment Banking Division in London and Singapore. Mr. Teunissen holds a Master of Business Administration degree from the University of Oregon and a Bachelor of Business Administration from Nijenrode University, The Netherlands School of Business.

There are no family relationships among any of the supervisory directors and executive officers of Vistaprint. No arrangements or understandings exist between any supervisory director or any person nominated for appointment as a supervisory director and any other person pursuant to which such person is to be selected as a supervisory director or nominee for appointment as a supervisory director.

CORPORATE GOVERNANCE

Board Structure

We have a two-tiered board structure consisting of a Supervisory Board and a Management Board. The Supervisory Board consists of our independent, non-employee supervisory directors, and the Management Board consists of managing directors who are also our executive officers. The principal responsibility of the members of the Supervisory Board is to oversee the Management Board and its management of Vistaprint and, in so doing, serve the best interests of Vistaprint and its stakeholders. The Supervisory Board is accountable to our shareholders. The principal responsibility of the members of the Management Board is to manage Vistaprint, which means, among other things, that it is responsible for implementing Vistaprint’s goals and strategy, managing Vistaprint’s associated risk profile, operating Vistaprint’s business on a day-to-day basis and addressing corporate social responsibility issues that are relevant to the enterprise. The Management Board is accountable to the Supervisory Board and to our shareholders.

Each of our Supervisory Board and Management Board has its own chairman. The Chairman of our Supervisory Board is Mr. Riley, an independent, non-employee supervisory director, and the Chairman of our Management Board is Mr. Keane, who is also our Chief Executive Officer and President.

Governance Guidelines

We believe that good corporate governance is important to ensure that Vistaprint is managed for the long-term benefit of our stakeholders, including but not limited to our shareholders. The Management Board and Supervisory Board have adopted Rules to assist each Board in the exercise of its duties and responsibilities and to serve the best interests of Vistaprint and our stakeholders. The Rules for each Board provide a framework for the conduct of each Board’s business.

Among other things, the Rules for the Supervisory Board provide that:

•	a majority of the members of the Supervisory Board must be independent directors, except as permitted by NASDAQ rules;

•	the independent supervisory directors must meet at least twice a year in executive session;

•	supervisory directors have full and free access to management and employees and, as necessary and appropriate, to hire and consult with independent advisors;

•	all supervisory directors are expected to participate in a mandatory orientation program and continuing director education on an ongoing basis; and

•	at least annually the Nominating and Corporate Governance Committee is required to oversee a self-evaluation of the Supervisory Board to determine whether the Supervisory Board and its committees are functioning effectively.

Among other things, the Rules for the Management Board provide that:

•	the Management Board is responsible for determining that effective systems are in place for the periodic and timely reporting to the Supervisory Board on important matters concerning Vistaprint and its subsidiaries;

•	the Management Board must hold at least four meetings annually; and

•	at least annually the Supervisory Board is required to conduct an evaluation of the Management Board to determine whether the Management Board is functioning effectively.

You can access our Rules for the Supervisory Board, our Rules for the Management Board, our Code of Business Conduct and Ethics and the current charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee at www.vistaprint.com or by writing to:

Investor Relations
c/o Vistaprint USA, Incorporated
95 Hayden Avenue
Lexington, MA 02421
USA
Email: ir@vistaprint.com

In addition, the Dutch Corporate Governance Code, or Dutch Code, applies to Vistaprint. The Dutch Code emphasizes the principles of integrity, transparency and accountability as the primary means of achieving good corporate governance. The Dutch Code includes certain principles of good corporate governance, supported by “best practice” provisions, and our Management Board and Supervisory Board agree with the fundamental principles of the Dutch Code. However, as a company whose ordinary shares are traded on NASDAQ, we are subject to the corporate governance rules of the NASDAQ Stock Market and U.S. securities laws, and we may also choose to follow certain market practices that are common for NASDAQ-traded companies. Some of the U.S. corporate governance rules and market practices that we are required to or choose to follow conflict, in whole or in part, with the best practice provisions of the Dutch Code. As a result, we do not apply some of the Dutch best practice provisions. In accordance with the Dutch Code’s compliance principle of “apply or explain,” which permits Dutch companies to be fully compliant with the Dutch Code either by applying the Dutch best practices or by explaining why the company has chosen not to apply certain of the best practices, we are disclosing in our Dutch annual report that accompanies our Annual Accounts to what extent we do not apply provisions of the Dutch Code, together with the reasons for those deviations.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our supervisory directors, officers and employees, a current copy of which is posted on our website, www.vistaprint.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Determination of Independence

Under NASDAQ rules, supervisory directors only qualify as “independent directors” if, in the opinion of our Supervisory Board, they do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a supervisory director. The Supervisory Board has determined that none of its members has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a supervisory director and that all of its members are “independent directors” as defined under NASDAQ’s Marketplace Rules.

In addition, our supervisory directors satisfy the criteria for independence under the Dutch Code.

Oversight of Risk

Under the Rules for the Supervisory Board, our Supervisory Board is responsible for reviewing the integrity of our internal control and management information systems, the main risks of our business, and the design and effectiveness of our internal risk management and control systems. As set forth in its charter, our Audit Committee assists the Supervisory Board in its review and oversight of risk by reviewing our policies with respect to risk assessment and risk management, including the guidelines and policies that govern the process by which our exposure to risk is handled. The Supervisory Board and Audit Committee regularly discuss with management our major risk exposures, their potential impact on Vistaprint, and the steps we take to manage them.

In addition, based on an internal risk assessment, we believe that any risks arising from our compensation programs for our employees are not reasonably likely to have a material adverse effect on Vistaprint.

Supervisory Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate candidates for members of our Supervisory Board includes requests to supervisory directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Supervisory Board.

In considering whether to recommend any particular candidate for inclusion in the Supervisory Board’s slate of nominees, the Nominating and Corporate Governance Committee applies, among other things, the criteria for nominating supervisory directors set forth as an attachment to the Rules for the Supervisory Board. These criteria include among others the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of any conflicts of interest and the ability to act in the interests of all of Vistaprint’s stakeholders. In addition, the Rules for the Supervisory Board specify that nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law and that the Nominating and Corporate Governance Committee and Supervisory Board should consider the value of diversity on the Supervisory Board. The Nominating and Corporate

Governance Committee does not assign specific weights to particular criteria, and no particular criterion other than integrity and good character is a prerequisite for each prospective nominee.

We believe that the backgrounds and qualifications of our supervisory directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Supervisory Board to fulfill its responsibilities. Accordingly, the Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills and backgrounds.

Shareholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential candidates for the Supervisory Board by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our ordinary shares for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Vistaprint N.V., Hudsonweg 8, 5928 LW Venlo, the Netherlands, with a copy to General Counsel, Vistaprint USA, Incorporated, 95 Hayden Avenue, Lexington, MA 02421 USA. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

If the Supervisory Board does not submit a binding nomination for a supervisory director position, then the shareholders represented at the general meeting may select a nominee. The shareholders may appoint such a nominee as a member of the Supervisory Board by the vote of at least two thirds of the votes cast at the meeting representing more than half of our share capital.

Supervisory Board Meetings and Committees

During our 2011 fiscal year, our Supervisory Board met four times, and each of our supervisory directors attended at least 89% of the total number of meetings of the Supervisory Board and the committees of which such director was a member during the period of time he served on such committee. In addition, it is our policy that one or more of our supervisory directors should attend annual general meetings of shareholders to the extent practicable. Four of our supervisory directors attended our 2010 annual general meeting of shareholders.

The Supervisory Board has standing Audit, Compensation and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Supervisory Board. The Audit Committee must review the appropriateness of its charter at least annually, and the Compensation and Nominating and Corporate Governance Committees review their respective charters from time to time as they deem appropriate. Each committee must perform a self-evaluation at least annually. All members of all committees are non-employee supervisory directors, and the Supervisory Board has determined that all of the members of our three standing committees are independent as defined under NASDAQ’s Marketplace Rules and, in the case of all members of the Audit Committee, the independence requirements contemplated by SEC rules.

Audit Committee

The current members of our Audit Committee are Messrs. Gavin (Chair), Page and Riley. Our Supervisory Board has determined that Mr. Gavin qualifies as an “audit committee financial expert” under SEC rules, and all three Audit Committee members meet the SEC’s independence criteria for audit committee members. The Audit Committee’s responsibilities include:

•	retaining our independent registered public accounting firm, subject to shareholder ratification and approval;

•	approving the compensation of, and assessing (or recommending that the Supervisory Board assess) the independence of, our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including the receipt and consideration of certain reports from the firm;

•	coordinating the Supervisory Board’s oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing procedures for the receipt, retention and treatment of accounting-related complaints and concerns;

•	reviewing and approving all related party transactions;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the Audit Committee report included in this proxy statement.

The Audit Committee met nine times during fiscal 2011.

Compensation Committee

The current members of the Compensation Committee are Messrs. Overholser (Chair), Gyenes and Page. The Compensation Committee’s responsibilities include:

•	reviewing and approving, or making recommendations to the Supervisory Board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing and coordinating the evaluation of our Chief Executive Officer;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to the Supervisory Board with respect to supervisory director compensation;

•	reviewing and discussing with management the “Compensation Discussion and Analysis” section of the proxy statement and considering whether to recommend to the Supervisory Board that the “Compensation Discussion and Analysis” be included in the proxy statement; and

•	preparing the Compensation Committee report included in this proxy statement.

The Compensation Committee met five times during fiscal 2011.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Messrs. Riley (Chair), Gyenes and Thomas. The responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying individuals qualified to become Supervisory Board members;

•	recommending to the Supervisory Board the persons to be nominated for appointment as members of the Supervisory Board and the Management Board and to each of the Supervisory Board’s committees;

•	overseeing an annual review by the Supervisory Board with respect to succession planning for the Chief Executive Officer and other executive officers;

•	overseeing an annual evaluation of the Supervisory Board, the Management Board and all committees of the Supervisory Board to determine whether each is functioning effectively; and

•	reviewing and assessing the adequacy of the Rules of the Supervisory Board and of the Management Board.

The Nominating and Corporate Governance Committee met four times during fiscal 2011.

Communicating with the Supervisory Board

Our Supervisory Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. The chair of the Nominating and Corporate Governance Committee, with the assistance of Vistaprint’s General Counsel, is primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the other supervisory directors as its members consider appropriate.

The chair of the Nominating and Corporate Governance Committee will forward communications to all supervisory directors if the communications relate to substantive matters and include suggestions or comments that he considers to be important for the supervisory directors to know. In general, the chair is more likely to forward communications relating to corporate governance and corporate strategy than communications relating to ordinary business affairs, personal grievances and matters as to which Vistaprint may receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to our Supervisory Board should address such communications to:

Supervisory Board
c/o Corporate Secretary
Vistaprint N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

Report of the Audit Committee

The Audit Committee has reviewed Vistaprint’s audited consolidated financial statements for the fiscal year ended June 30, 2011 and has discussed these financial statements with Vistaprint’s management and Ernst & Young LLP, our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Ernst & Young LLP various communications that Ernst & Young is required to provide to the Audit Committee, including the matters required to be discussed by AICPA, Professional Standards, Vol. 1, AU section 380, as adopted by the Public Company Accounting Oversight Board, or PCAOB in Rule 3200T.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the independent registered public accounting firm its independence from Vistaprint. The Audit Committee also considered whether the provision of other, non-audit related services referred to under the heading “Independent Registered Public Accounting Firm Fees and Other Matters” under Proposal 8 is compatible with maintaining the independence of our registered public accounting firm.

Based on its discussions with, and its review of the representations and information provided by, management and Ernst & Young LLP, the Audit Committee recommended to the Supervisory Board that the audited consolidated financial statements be included in Vistaprint’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011. The Audit Committee and Supervisory Board also have selected, subject to appointment by the shareholders, Ernst & Young LLP as Vistaprint’s independent registered public accounting firm for the fiscal year ending June 30, 2012.

This Audit Committee Report is not incorporated by reference to any of our previous or future filings with the SEC, unless any such filing explicitly incorporates this Report.

Audit Committee of the Supervisory Board
John J. Gavin, Jr., Chairman
Louis R. Page
Richard T. Riley

Certain Relationships and Related Transactions

Policies and Procedures for Related Party Transactions

We have a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are a participant, the amount involved exceeds $25,000, and a related person has a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. A related person is any person who is or was a member of our Management Board or Supervisory Board at any time since the beginning of our most recently completed fiscal year, the beneficial holder of more than 5% of any class of our voting securities, or an immediate family member of anyone described in this sentence.

All related person transactions that we propose to enter into must be reported to our General Counsel, and whenever practicable, our Audit Committee will review and approve the proposed transaction in accordance with our policy, before the transaction becomes effective or is consummated. If our General Counsel determines that advanced approval of a related person transaction is not practicable under the circumstances, then our Audit Committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the Audit Committee, or at the next meeting after the date that the related person transaction comes to the attention of our General Counsel. Our General Counsel may also present a related person transaction that arises between Audit Committee meetings to the Audit Committee chair, who will review and may approve the related person transaction, subject to ratification by the full Audit Committee at its next meeting.

In addition, the Audit Committee will review annually any previously approved or otherwise already existing related person transaction that is ongoing in nature to ensure that such related person transaction has been conducted in accordance with the Audit Committee’s previous approval, if any, and that all required disclosures regarding the related person transaction are made.

When considering a proposed related person transaction, the Audit Committee will review and consider, to the extent appropriate for the circumstances:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee will review all relevant information available to it about the related person transaction. The Audit Committee may approve or ratify the related person transaction only if the Committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The Committee may, in its sole discretion, impose conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

Related Party Transaction

During fiscal 2011, there was one related party transaction, as defined under SEC rules: Katryn Blake’s brother-in-law has been an employee of Vistaprint since 2007, and he received cash compensation of approximately $147,000 for fiscal 2011. Because this relationship pre-exists Ms. Blake’s promotion to executive officer, the Audit Committee did not review the transaction.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

Our success depends on our ability to attract and retain top talent, and to motivate that talent to achieve outstanding short- and long-term performance. We seek to build a strong leadership team that shares a compelling, common vision for our future, that is capable of leading the organization to achieve aggressive financial and operational targets, and that will identify and execute opportunities to profitably expand our business.

Accordingly, our Compensation Committee, which oversees the compensation program of our executive officers, designed an executive compensation program that is intended to:

•	provide an overall level of compensation that is competitive with the compensation levels of companies of similar size, complexity, revenue and growth potential to Vistaprint;

•	reflect the desired caliber, level of experience and performance of our executive team; and

•	pay commensurate with Vistaprint’s performance, with total compensation weighted heavily toward performance-based compensation that is tied to operating or stock performance.

Compensation Guiding Principles

Our compensation philosophy is based on the following guiding principles:

•	Enable us to attract and retain superior talent.

•	Provide desirable incentives to motivate people toward their highest performance.

•	Reward extraordinary performance with compensation that is correspondingly above peer averages. Conversely, provide mechanisms that result in compensation below peer averages in the absence of extraordinary performance.

•	Promote fair and equitable treatment relative to rewards, considering both internal and external comparisons.

•	Link the amount of variable compensation and an individual’s ability to influence performance outcomes.

•	Align executive and long-term shareholder interests by structuring our compensation program to reward long-term shareholder value creation and mitigate the focus on short-term share price and other near-term metrics.

•	Evaluate and refine our compensation program in light of our strategic direction and life-cycle stage, the practices of peers and the overall affordability of compensation packages.

Compensation Committee Approach

Each year, the Compensation Committee conducts a review of our executive compensation program, which includes a review and detailed competitive analysis performed by an independent compensation consultant. The Compensation Committee engaged the firm Towers Watson as its compensation consultant in fiscal year 2011 and manages the relationship with the firm. During fiscal 2011, Towers Watson provided the compensation consulting services described below and did not provide any other services to Vistaprint besides compensation consulting services:

•	Competitive analysis and recommendations to the Compensation Committee with respect to the compensation of our executive officers;

•	Competitive analysis and recommendations to our Compensation Committee and Chief Executive Officer with respect to the compensation of members of our senior management team who are not executive officers;

•	Competitive analysis and recommendations to our Compensation Committee with respect to the compensation of our Supervisory Board members; and

•	Detailed equity utilization analysis comparing the number of shares that Vistaprint grants per year pursuant to equity compensation awards and the number of shares subject to outstanding equity compensation awards and available for grant under our equity compensation plans with both our primary and aspirational peer groups, to assist the Compensation Committee in setting our practices of granting equity to our employees.

Under the Compensation Committee’s direction, Towers Watson analyzed our executive officers’ actual and target compensation against the executive compensation practices of two peer groups of companies. Towers Watson developed, with Compensation Committee oversight, a “primary” comparison peer group consisting of publicly traded firms that have characteristics that are currently comparable to Vistaprint or comparable to where Vistaprint expects to be in the near future: Annual revenue in the range of $750 million to $2 billion, in Vistaprint’s general industry, experiencing high growth, and market capitalization between $1.7 billion and $4.4 billion. For fiscal 2011, the primary peer group consisted of Ansys, Inc., Cadence Design Systems Inc., Compuware Corporation, CoreLogic, Inc., DST Systems Inc., Equinix, Inc., FactSet Research Systems Inc., Genpact Ltd., Global Payments Inc., GSI Commerce Inc., IAC/InterActiveCorp., Jack Henry & Associates Inc., Monster Worldwide, Inc., Nuance Communications, Inc., Open Text Corp., Parametric Technology Corporation, Quest Software Inc., Rackspace Hosting, Inc., Sohu.com Inc., Solera Holdings Inc., Tibco Software, Inc., Total System Services, Inc. and VeriFone Systems, Inc. In addition to publicly available compensation information about the primary peer group companies, Towers Watson also used published compensation surveys to validate the primary peer group data.

Towers Watson also developed a second “aspirational” comparison peer group assuming annual revenues, industry, growth rates and market capitalizations comparable to Vistaprint in the future if Vistaprint were to achieve its current business objectives. The Compensation Committee uses this aspirational peer group to help forecast future compensation trends that may be applicable to us if we experience growth rates that are in line with our expectations.

Based on Vistaprint’s compensation philosophy described above and its analysis of the compensation data of our primary and aspirational peer groups, Towers Watson provided recommendations to the Compensation Committee with respect to the compensation of our executive officers. In determining the compensation of our executive officers for fiscal year 2011, the Compensation Committee considered the competitive analysis and recommendations of Towers Watson, as well as detailed tally sheets summarizing the officers’ current and historical compensation.

The Compensation Committee generally seeks to ensure that our executive compensation program is competitive to help us attract and retain superior talent. The Compensation Committee’s philosophy on competitive compensation is to base our named executive officers’ target total cash and equity compensation in the 75th to 80th percentile range of our primary peer group and then apply the Committee’s discretion to take into account a range of factors such as general economic conditions, the internal equity of compensation among our executives, each executive officer’s role in the organization, his or her experience within the role, any promotion to a new role and individual performance. The Committee does not assign specific weights to particular factors but considers them together in determining compensation.

Fiscal 2011 was an unusual year in that four of the six individuals listed in the Summary Compensation Table below, to whom we refer as our named executive officers, were promoted during the fiscal year (Ms. Blake, Ms. Cebula and Messrs. Ruotolo and Teunissen), and one of our named executive officers, Mr. Giannetto, resigned as an executive officer in March 2011 and remained as a Vistaprint employee in a non-executive capacity until June 30, 2011. The total cash and equity compensation of our Chief Executive Officer, Mr. Keane, whose role did not change during fiscal 2011, was within the 75th to 80th percentiles of our primary peer group, in line with the philosophy described above. Similarly, when determining the compensation levels of the four executive officers who received promotions, the Compensation Committee increased their base salaries and annual cash incentives to be in line with the base salaries and annual bonuses that our peer companies paid for similar roles. However, each newly promoted executive officer also received special equity compensation grants in connection with his or her promotion that resulted in total compensation for fiscal 2011 that was above market in comparison with our peer companies. The purposes of the special equity compensation grants were to recognize and reward each executive for his or her work that led to the promotion and to retain each executive and align his or her interests with those of our shareholders over the long term, through a four-year vesting schedule for each award.

Compensation Components for Executives

The principal elements of our executive compensation program for executive officers are base salary, annual cash incentive awards, long-term cash incentive awards, share options and restricted share units. The annual cash incentive component of the executive compensation program emphasizes Vistaprint’s achievement of financial objectives in the then-current fiscal year, while the long-term cash incentive awards, share options and restricted share units, to which we refer collectively as our long-term incentive program, focus on both Vistaprint’s achievement of longer term financial objectives and the creation of value for our shareholders as reflected in our share price. Executive officers also participate in the standard health and welfare benefits applicable to our employees in their geographic home locations.

In accordance with our compensation philosophy, the Compensation Committee has established a pay-for-performance model for our executive officers, with the total compensation package for fiscal year 2011 weighted heavily toward compensation based on Vistaprint’s operating and stock performance. For fiscal 2011, our named executive officers had more than 80% of their total compensation at risk through our annual and long-term cash and equity incentive programs. Our annual and long-term cash incentive programs are dependent on Vistaprint’s revenue and earnings per share performance, while our equity incentive programs are dependent on the performance of our share price. Attainment of the annual and long-term cash incentives are based on financial goals that the Compensation Committee believes are highly challenging, but achievable. The equity incentive program is designed to incent our executives to create long-term shareholder value.

Annual Compensation

Base Salary

We use base salary to recognize the experience, skills, knowledge and responsibilities of all employees, including our executive officers. Under our pay-for-performance philosophy, the compensation of our employees at higher levels in the organization is generally more heavily weighted towards variable compensation based on our performance, and base salary generally accounts for a smaller portion of these employees’ total compensation packages. Conversely, employees at lower levels in the organization generally receive more of their compensation in the form of base salary and less in the form of variable compensation.

The Compensation Committee established base salary compensation levels for executive officers based on external market data and our overall compensation philosophy. To establish base salaries for fiscal year 2011, the Committee reviewed Towers Watson’s recommendations with respect to the salary compensation of officers with comparable qualifications, experience and responsibilities at companies in the primary peer group. In addition to external market data, the Committee also considered the executive’s role in the organization, experience within the role, individual performance and internal equity in determining individual base salary levels. The Committee does not assign specific weights to particular factors but considers them together in determining base salaries.

Based on its review, the Compensation Committee determined the fiscal 2011 base salaries of our named executive officers as follows:

•	For fiscal 2011, to further reinforce our pay-for-performance philosophy, we reallocated Mr. Keane’s compensation to reduce his base salary by 20% from fiscal 2010 and proportionately increased his annual incentive compensation target, for which the actual compensation he receives varies based on our performance with respect to constant currency revenue and earnings per share goals.

•	Ms. Cebula was promoted to Chief Operating Officer during fiscal 2011, and we increased her base salary by almost 9% from fiscal 2010 commensurate with her new position.

•	Ms. Blake and Messrs. Ruotolo and Teunissen were promoted and newly appointed as executive officers during fiscal 2011, and their base salaries increased commensurate with their new positions. We increased the base salaries of Ms. Blake and Mr. Ruotolo by approximately 10% over their fiscal 2010 levels, and we increased Mr. Teunissen’s base salary by approximately 18% over his fiscal 2010 level.

•	Mr. Giannetto’s base salary for fiscal 2011 increased modestly from fiscal 2010, by approximately 5%, to maintain his salary at a competitive rate. Mr. Giannetto resigned as an executive officer of Vistaprint in March 2011 and remained a Vistaprint employee in a non-executive capacity until June 30, 2011.

You can find more information on our named executive officers’ salaries in the Summary Compensation Table below.

Annual Cash Incentive

The Compensation Committee grants annual cash incentive awards to our executive officers, pursuant to annual award agreements under the Performance Incentive Plan for Covered Employees approved by our shareholders in November 2009, to provide an incentive to executives to achieve financial goals that are tied to the current fiscal year. The Compensation Committee sets the executive officers’ target annual cash incentive levels based on its analysis of comparative data of our primary peer group and on our pay-for-performance philosophy. The Compensation Committee bases the annual cash incentives 50% on Vistaprint’s achievement of full-year constant currency revenue goals and 50% on Vistaprint’s achievement of full-year earnings per share, or EPS, goals determined by the Compensation Committee based on our annual budget approved by the Supervisory Board. The Compensation Committee believes these goals are highly challenging, yet achievable. For purposes of calculating these annual incentives, the Compensation Committee defines “constant currency revenue” as consolidated net revenue for Vistaprint and its subsidiaries for the fiscal year, adjusted to use the same currency exchange rates as set forth in Vistaprint’s budget for the fiscal year. “Earnings per share” is defined as earnings per share, on a fully diluted basis for the results of Vistaprint’s operations on a consolidated basis for the fiscal year, calculated in accordance with U.S. generally accepted accounting principles with some exclusions for income or expenses relating to specific unusual events.

As set forth in each annual award agreement with our executive officers, the actual amount paid for the annual cash incentives for each fiscal year is calculated as follows:

•	The annual incentive payout is a percentage of the target award for each executive, listed in the table below, where the payout percentage equals (0.5 X Revenue Target Percentage^0.5 + 0.5 X EPS Target Percentage^0.5)^19.2. The Revenue Target Percentage and EPS Target Percentage are calculated by dividing the actual amounts for the fiscal year by the goals determined by the Compensation Committee.

•	If either Vistaprint’s actual constant currency revenue or actual EPS is less than 90% of the goal, then the annual payout would be zero even if the other goal were achieved.

•	The payout percentage is capped at a maximum of 250%.

Fiscal Year 2011 annual cash incentives

For fiscal 2011, we achieved constant currency revenue of $769.3 million and adjusted EPS of $1.877, as compared to our constant currency revenue goal of $805.0 million and our EPS goal of $1.77 to $1.83 (calculated using $1.80 as the target). Accordingly, our executive officers were entitled to receive annual cash incentive payouts of 98.8% of their target levels. However, because of their promotions to executive officer positions during fiscal 2011, the payouts that Ms. Blake and Mr. Ruotolo received were slightly less than 98.8%, and Mr. Teunissen’s payout was slightly more. Following their promotions, each of these executives received pro-rata increases in their target annual incentive payments for the remainder of the year, which increases are included in the amounts in the “Target Annual Incentive” column in the table below. Because Ms. Blake and Messrs. Ruotolo and Teunissen were not executive officers at the beginning of the fiscal year, we paid their 2011 annual cash incentives in four quarterly installments, which is our standard annual incentive payment methodology for non-executive officer employees and includes the application of a company-wide payout percentage adjustment in the fourth quarter to reflect actual company performance for the fiscal year. As a result of the application of this standard payment methodology to their pro-rated quarterly incentive installments, the total annual incentives paid to Ms. Blake and Mr. Ruotolo for fiscal 2011, as reflected in the “Actual Annual Incentive Paid” column below, equaled 98.3% of their targets, and the total annual incentive paid to Mr. Teunissen equaled 101.0% of his target, rather than the company-wide level of 98.8%. These differences were consistent with the percentage differences attributable to other quarterly incentive payment recipients who joined Vistaprint or received a pro-rated incentive pay increase during the fiscal year.

The following table sets forth the target and actual cash incentives for our named executive officers for fiscal 2011:

	Target Annual	Actual Annual
	Incentive	Incentive Paid
Name	($)	($)

Robert S. Keane	€396,732	€391,971
Katryn Blake	$203,699	$200,287
Wendy M. Cebula	$357,137	$352,851
Nicholas Ruotolo	$203,699	$200,287
Ernst J. Teunissen	€120,096	€121,318
Michael Giannetto	$240,000	$237,120

Long-Term Incentive Program

Overview and Background

Our long-term incentive program is designed to focus our executives and employees on long-term performance and value creation for the company and our shareholders. The Compensation Committee, with recommendations from Towers Watson, determines the mix among our three long-term incentive vehicles — which are share options, restricted share units and long-term cash incentives — for our executives and employees.

Share Options and Restricted Share Units for Executives

The Compensation Committee works with Towers Watson to analyze the market practices of our primary peer group to determine competitive equity awards and to calculate the grant value that would result in target total cash and equity compensation for our named executive officers in the 75th to 80th percentile range of our primary peer group. In addition, the Compensation Committee takes into account the internal equity of compensation among our executive officers, the officers’ past performance, the importance of retaining their services, any promotions to new roles and the potential for their performance to help us attain long-term goals. The Committee does not assign specific weights to particular factors but considers them together in determining equity compensation.

In general, we grant equity compensation to our executive officers in the form of share options and restricted share units that vest over a four-year period. The Compensation Committee believes that granting equity awards is an effective way to motivate our executives to manage the company in a manner that is consistent with the long-term interests of both the company and our shareholders, with equity awards generating returns for our executives and employees as our share price increases. Our share options and restricted share units also provide us with an important retention tool, as the equity grants vest over a four-year period only if the officer continues to be employed by us on each vest date. The exercise price of all share options we grant is 100% of the fair market value on the date of grant.

In fiscal 2011, we granted equity compensation awards to Mr. Keane, our Chief Executive Officer whose role did not change during the year, that were designed to result in total cash and equity compensation in the 75th to 80th percentile range of our primary peer group, in line with the philosophy described above. However, Ms. Blake, Ms. Cebula and Messrs. Ruotolo and Teunissen, who were promoted to new executive roles within the fiscal year, received special equity compensation awards in connection with their promotions that resulted in total compensation that was above the market in comparison with our peer companies. These special equity awards were designed to recognize and reward each executive for his or her work that led to the promotion and to retain each executive and align his or her interests with those of our shareholders over the long term. Because Mr. Giannetto resigned as an executive officer in March 2011, he did not receive any equity compensation awards during fiscal 2011.

Timing of Equity Grants

We grant equity awards to our executive officers annually in conjunction with our review of their individual performance and the independent consultant’s compensation study. We generally conduct this review at the regularly scheduled meeting of the Compensation Committee held in the fourth quarter of each fiscal year. Accordingly, grants made in fiscal 2011 were approved at the May 2011 Compensation Committee meeting. We typically make restricted share unit grants to employees who are not executive officers during our first fiscal quarter after the conclusion of our performance review cycle in July of each year.

Long-Term Cash Incentive Compensation

The Compensation Committee grants long-term cash incentive awards to our executive officers pursuant to four-year award agreements under the Performance Incentive Plan for Covered Employees approved by our shareholders in November 2009. The long-term cash incentive awards reflect our pay-for-performance culture and philosophy and are intended to enhance our ability to manage the number of shares available under our equity compensation plans and to balance the focus on stock price appreciation created through equity awards with cash awards based on the achievement of financial metrics that drive long-term company and shareholder value creation.

Each long-term cash incentive award under the plan has a performance cycle of four fiscal years, and each executive officer is eligible to receive 25% of his or her target total award for each fiscal year in the performance cycle. At the beginning of each four-year performance cycle, the Compensation Committee develops performance goals for each fiscal year within that specific cycle. We granted long-term cash incentive awards to our named executive officers in fiscal 2010 and fiscal 2011 with performance goals based on Vistaprint’s achievement of EPS targets expressed as dollar values in the low, medium and upper ranges. The Compensation Committee uses the same definition of EPS for purposes of the long-term cash incentive awards as it does for the annual cash incentive awards described above. We measure performance on an annual basis and make payments for each fiscal year in the performance cycle based on the level of goal achievement for that fiscal year. Actual payout levels can range from 0% to 250% of target award depending on the year.

Fiscal 2011 long-term cash incentives

2010-2013 Awards Granted in Fiscal Year 2010.  Under the long-term cash incentive awards that the Compensation Committee granted in fiscal 2010, each named executive officer is eligible to receive 25% of his or her total award for each of our fiscal years ending June 30, 2010, 2011, 2012 and 2013 based on our achievement of EPS goals for each fiscal year. As set forth in the 2010-2013 award agreements with our executive officers, our EPS goals were as follows:

•	Our low EPS goal for fiscal 2011 was $1.46, which would have resulted in a payout of 50% of the named executive officers’ targets for that year;

•	Our medium EPS goal for fiscal 2011 was $1.72, which would have resulted in a payout of 100% of the named executive officers’ targets for that year; and

•	Our upper EPS goal for fiscal 2011 was $1.99, which would have resulted in a payout of 160% of the named executive officers’ targets for that year.

Because our actual EPS for fiscal 2011, calculated in accordance with U.S. generally accepted accounting principles, was $1.827, which was between the medium and upper ranges of our EPS goals, we paid 123.8% of target levels to our executive officers based on the formula set forth in their agreements.

2011-2014 Awards Granted in Fiscal Year 2011.  Under the long-term cash incentive awards that the Compensation Committee granted in fiscal 2011, each named executive officer is eligible to receive 25% of his or her total award for each of our fiscal years ending June 30, 2011, 2012, 2013 and 2014 based on our achievement of EPS goals for each fiscal year. As set forth in the 2011-2014 award agreements with our executive officers, our EPS goals were as follows:

•	Our low EPS goal for fiscal 2011 was $1.67, which would have resulted in a payout of 50% of the named executive officers’ targets for that year;

•	Our medium EPS goal for fiscal 2011 was $1.80, which would have resulted in a payout of 100% of the named executive officers’ targets for that year; and

•	Our upper EPS goal was $1.93, which would have resulted in a payout of 130% of the named executive officers’ targets for that year.

Our actual EPS for fiscal 2011, calculated in accordance with U.S. generally accepted accounting principles, was $1.827, and the 2011-2014 award agreements required the Compensation Committee to adjust the EPS performance for purposes of the agreements to exclude expenses relating to a legal settlement. The adjusted EPS was $1.877, which was between the medium and upper ranges of our EPS goals, and we therefore paid 117.8% of target levels to our executive officers based on the formula set forth in their agreements.

The table below shows the amounts paid to our named executive officers for fiscal 2011 under each of their four-year awards; some of the totals may not add exactly due to rounding:

	2010-2013 Awards		2011-2014 Awards
		Actual Fiscal		Actual Fiscal
		2011 Incentive		2011 Incentive	Total Payment
		Paid		Paid	Under Both
	Target Fiscal	(123.8% of	Target Fiscal	(117.8% of	Four-Year
	2011 Incentive	Target)	2011 Incentive	Target)	Awards
Name	($)	($)	($)	($)	($)

Robert S. Keane	$234,375	$290,156	$140,625	$165,656	$455,813
Katryn Blake	$75,000	$92,850	$80,000	$94,240	$187,090
Wendy M. Cebula	$140,000	$173,320	$100,000	$117,800	$291,120
Nicholas Ruotolo	$62,500	$77,375	$80,000	$94,240	$171,615
Ernst J. Teunissen(1)	—	—	$30,000	$35,340	$35,340
Michael Giannetto	$110,000	$136,180	$88,750	$104,548	$240,728

(1)	Mr. Teunissen did not receive a 2010-2013 long-term cash incentive award.

Benefit Programs

The Compensation Committee has chosen to provide executive officers with the same health and welfare benefits provided to other employees based in the same geographic location. The Compensation Committee believes that all employees based in the same geographic location should have access to similar levels of health and welfare benefits. As such, executive officers have the opportunity to participate in the same medical, dental, vision, and disability plans, group life and accidental death and disability insurance and other benefit plans as those offered to all other employees based in the same geographic location. U.S. based employees may also participate in a 401(k) plan that provides a company match of up to 50% on the first 6% of the participant’s eligible compensation that is contributed, subject to certain limits under the U.S. Internal Revenue Code, with company matching contributions vesting over a four-year period.

Perquisites

In general, executives are not entitled to benefits that are not otherwise available to all other employees who work in the same geographic location. We do, however, have arrangements with some of our named executive officers to reimburse them for living and relocation expenses relating to their work outside of their home countries. You can find more information about these arrangements in the Summary Compensation Table of this proxy statement.

Executive Retention and Other Agreements

We have entered into executive retention agreements with all of our executive officers. Under the executive retention agreements, if we terminate an executive officer’s employment without cause (as defined in the agreements) or the executive terminates his or her employment for good reason (as defined in the agreements) before a change in control of Vistaprint or within one year after a change in control (as defined in the agreements), then the executive is entitled to receive:

•	A lump sum severance payment equal to two years’ salary and bonus, in the case of Mr. Keane, or one year’s salary and bonus, in the case of the other executive officers. These severance payments are based on the executive’s then current base salary plus the greater of (1) the target bonus for the then current fiscal year, or (2) the target bonus for the then current fiscal year multiplied by the average actual bonus payout percentage for the previous three fiscal years.

•	With respect to any outstanding annual incentive award under our Performance Incentive Plan, a pro rata portion, based on the number of days from the beginning of the then current fiscal year until the date of termination, of his or her target incentive for the fiscal year multiplied by the average actual payout percentage for the previous two fiscal years. If there is no change in control of Vistaprint during the fiscal year, this pro rata portion is capped at the actual amount of annual incentive that the executive would have received had he or she remained employed by Vistaprint through the end of the fiscal year.

•	With respect to any outstanding multi-year award under our Performance Incentive Plan, a pro rata portion, based on the number of days from the beginning of the then current performance period until the date of termination, of his or her mid-range target incentive for the then current performance period multiplied by the average actual payout percentage for the previous two fiscal years. If there is no change in control of Vistaprint during the applicable performance period, this pro rata portion is capped at the actual amount of incentive for the performance period that the executive would have received had he or she remained employed by Vistaprint through the end of the performance period.

•	The continuation of all other employment-related benefits for two years after the termination in the case of Mr. Keane, or one year after the termination in the case of our other named executive officers.

The executive retention agreements also provide that, upon a change in control of Vistaprint, all equity awards granted to each executive officer will accelerate and become fully vested; each executive’s multi-year incentive awards under our Performance Incentive Plan will accelerate such that the executive will receive the mid-range target bonus for the then current performance period and each performance period after the change in control; and each executive will receive a pro rata portion, based on the number of days in the fiscal year before the change in control, of his or her target annual incentive award for that fiscal year.

In addition, if after a change in control Vistaprint’s successor terminates the executive without cause, or the executive terminates his or her employment for good reason (as defined in the agreements), then each of the executive’s equity awards remains exercisable until the earlier of one year after termination or the original expiration date of the award. If an executive is required to pay any excise tax pursuant to Section 280G of the U.S. Internal Revenue Code of 1986, as amended, as a result of compensation payments made to him or her, or benefits obtained by him or her (including the acceleration of equity awards) resulting from a change in ownership or control of Vistaprint, we are required to pay the executive an amount, referred to as a gross-up payment, equal to the amount of such excise tax plus any additional taxes attributable to such gross-up payment. However, if reducing the executive’s compensation payments by up to $50,000 would eliminate the requirement to pay an excise tax under Section 280G of the Code, then Vistaprint has the right to reduce the payment by up to $50,000 to avoid triggering the excise tax and thus avoid providing gross-up payments to the executive.

The following table sets forth information on the potential payments to named executive officers upon their termination or a change in control of Vistaprint, assuming that a termination or change in control took place on June 30, 2011.

			Accelerated
		Accelerated	Vesting of
		Vesting of	Restricted	Welfare	Tax Gross-Up
	Cash Payment	Share Options	Share Units	Benefits	Payment	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Robert S. Keane
• Termination Without Cause or With Good Reason	2,339,537	—	—	36,329	—	2,375,866
• Change in Control	890,625	2,074,641	3,839,340	—	—	6,804,606
• Change in Control w/ Termination Without Cause or With Good Reason	3,230,162	2,074,641	3,839,340	36,329	1,630,407	10,810,879
Katryn Blake
• Termination Without Cause or With Good Reason	601,580	—	—	23,141	—	624,721
• Change in Control	390,000	158,832	2,864,397	—	—	3,413,229
• Change in Control w/ Termination Without Cause or With Good Reason	991,580	158,832	2,864,397	23,141	—	4,037,950
Wendy M. Cebula
• Termination Without Cause or With Good Reason	906,182	—	—	19,898	—	926,080
• Change in Control	580,000	379,469	4,561,684	—	—	5,521,153
• Change in Control w/ Termination Without Cause or With Good Reason	1,486,182	379,469	4,561,684	19,898	—	6,447,233

			Accelerated
		Accelerated	Vesting of
		Vesting of	Restricted	Welfare	Tax Gross-Up
	Cash Payment	Share Options	Share Units	Benefits	Payment	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Nicholas Ruotolo
• Termination Without Cause or With Good Reason	619,745	—	—	19,808	—	639,553
• Change in Control	365,000	158,832	2,830,328	—	—	3,354,160
• Change in Control w/ Termination Without Cause or With Good Reason	984,745	158,832	2,830,328	19,808	—	3,993,713
Ernst J. Teunissen
• Termination Without Cause or With Good Reason	510,983	—	—	5,230	—	516,213
• Change in Control	90,000	—	2,064,967	—	—	2,154,967
• Change in Control w/ Termination Without Cause or With Good Reason	600,983	—	2,064,967	5,230	—	2,671,180
Michael Giannetto(6)
• Termination Without Cause or With Good Reason	671,760	—	—	20,182	—	691,942
• Change in Control	486,250	—	1,532,827	—	—	2,019,077
• Change in Control w/ Termination Without Cause or With Good Reason	1,158,010	—	1,532,827	20,182	—	2,711,019

(1)	Amounts in this column for Termination Without Cause or With Good Reason represent severance amounts payable under the executive retention agreements, and amounts in this column for Change in Control represent the acceleration of cash incentive awards. The amounts of the incentive awards included in these amounts were calculated based on the target amounts payable if Vistaprint had met its targets for the applicable periods. Cash incentive awards that the named executive officers earned as of June 30, 2011 irrespective of a termination without cause or change in control have been excluded.

(2)	Amounts in this column represent the value of share options upon the triggering event described in the first column. The value of share options is based on the difference between the exercise price of the options and $47.85 per share, which was the closing price of our ordinary shares on the NASDAQ Global Select Market on June 30, 2011.

(3)	Amounts in this column represent the value of restricted share units upon the triggering event described in the first column, based on $47.85 per share, which was the closing price of our ordinary shares on June 30, 2011.

(4)	Amounts reported in this column represent the estimated cost of providing employment related benefits during the period the named executive officer is eligible to receive those benefits under the executive retention agreements, which is two years for Mr. Keane and one year for the other named executive officers.

(5)	Amounts in this column are estimates based on a number of assumptions and do not necessarily reflect the actual amounts of tax gross-up payments that the named executive officers would receive.

(6)	Mr. Giannetto resigned as an executive officer of Vistaprint in March 2011 and remained a Vistaprint employee in a non-executive capacity until June 30, 2011.

We have also entered into indemnification agreements with our executive officers that provide the executives with indemnification for actions they take in good faith as members of the Management Board.

The Role of Company Executives in the Compensation Process

Although the Compensation Committee manages and makes decisions about the compensation process, the Committee also takes into account the views of our Chief Executive Officer, who makes initial recommendations with respect to executive officers other than himself. Other employees of Vistaprint also participate in the preparation of materials presented to or requested by the Compensation Committee for use and consideration at Compensation Committee meetings.

Share Ownership Guidelines

In May 2011, we instituted share ownership guidelines for all of our executive officers and members of our Supervisory Board. The guidelines require our executive officers and supervisory directors to hold Vistaprint equity, including ordinary shares they hold directly or indirectly, unvested restricted share units and vested, unexercised, in-the-money share options, with a value, based on the two-year trailing average of the closing prices of Vistaprint’s ordinary shares on the NASDAQ Global Select Market, equal to or greater than a multiple of the executive officer’s annual base salary or the supervisory director’s annual retainer, as follows:

•	Chief Executive Officer: 5 times annual base salary

•	Chief Operating Officer: 4 times annual base salary

•	Other executive officers: 3 times annual base salary

•	Supervisory directors: 5 times Supervisory Board annual cash retainer

Each executive officer and supervisory director has until June 30, 2015 to comply with the share ownership guidelines, and our expectation is that each individual would accumulate at least 25% of his or her required equity value each year.

Section 162(m)

The United States Internal Revenue Service, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and to each other named executive officer (other than the chief financial officer) whose compensation is required to be reported to our shareholders pursuant to SEC rules by reason of being among our three most highly paid executive officers. This deduction limitation can apply to compensation paid by U.S. subsidiaries of Vistaprint. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met.

The Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the Section 162(m) limitation when it believes that such payments are appropriate and in the best interests of Vistaprint and its shareholders, after taking into account business conditions or the officer’s performance. Although the Compensation Committee considers the impact of Section 162(m) when administering Vistaprint’s compensation plans, it does not make decisions regarding executive compensation based solely on the expected tax treatment of such compensation. As a result, the Compensation Committee may deem it appropriate at times to forego qualified performance-based compensation under Section 162(m) in favor of awards that may not be fully tax-deductible by Vistaprint’s subsidiaries.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the
Supervisory Board
George M. Overholser, Chair
Louis R. Page
Peter Gyenes

SUMMARY COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation earned in each of the last three fiscal years or each fiscal year when each individual was serving as an executive officer, whichever is shorter, by:

(i) our principal executive officer;

(ii) our principal financial officer;

(iii) our other three highest paid executive officers for our fiscal year ended June 30, 2011; and

(iv) our former principal financial officer who was no longer an executive officer as of June 30, 2011.

Throughout this proxy statement, we refer to the individuals listed in (i) through (iv) above as our named executive officers.

					Non-Equity
			Share	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)		($)

Robert S. Keane(3)	2011	377,554	2,279,968	2,849,983	1,019,859	—		6,527,364
President and Chief	2010	403,906	1,869,544	2,335,590	827,476	38,986		5,475,502
Executive Officer	2009	415,000	600,163	2,400,248	460,650	—		3,876,061
Katryn Blake(4)	2011	314,058	2,056,282	704,833	387,377	7,350	(5)	3,469,900
Chief Customer Officer and President, Vistaprint
North America
Wendy M. Cebula	2011	405,596	2,589,944	1,534,692	643,971	7,350	(5)	5,181,553
Chief Operating Officer	2010	380,000	797,654	199,297	506,130	7,350		1,890,431
	2009	375,000	746,890	149,346	249,750	6,903		1,527,889
Nicholas Ruotolo(3)(4)	2011	318,239	2,056,282	704,833	371,902	809,039	(6)	4,260,295
President, Vistaprint Europe
Ernst J. Teunissen(3)(4)	2011	318,978	1,692,633	704,713	209,916	43,170	(7)	2,969,410
Executive Vice President and Chief Financial Officer
Michael Giannetto(8)	2011	339,827	—	—	477,848	18,546	(9)	836,221
Former Chief Financial Officer	2010	325,000	707,918	176,882	422,875	7,350		1,640,025
	2009	280,000	586,840	117,343	188,700	6,904		1,179,787

(1)	The amounts reported in these columns represent a dollar amount equal to the grant date fair value of the stock awards as computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

(2)	The amounts reported in this column for fiscal 2010 and 2011 represent the aggregate amounts earned for each such fiscal year under each named executive officer’s annual cash incentive award for that fiscal year and the component of each officer’s long-term cash incentive awards that is attributable to that fiscal year. You can find more information about the amounts paid for fiscal 2011 to each executive officer under his or her annual and long-term cash incentive awards in the Compensation Discussion and Analysis section of this proxy statement. The amounts reported in this column for fiscal 2009 represent amounts earned under our Executive Officer Bonus Plans for such fiscal year.

(3)	We paid the amounts under “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” to Messrs. Keane, Ruotolo and Teunissen in whole or in part in Euros. For purposes of this table, we converted these executive officers’ payments from Euros to U.S. dollars based on the 30-day average currency exchange rate for June 1-30 of the fiscal year to which the payments related. For June 2011 the currency exchange rate we used was 1.439.

(4)	Ms. Blake and Mr. Ruotolo were appointed executive officers in November 2010, and Mr. Teunissen was appointed an executive officer in March 2011.

(5)	These amounts represent our matching contributions under Vistaprint USA’s 401(k) deferred savings retirement plan.

(6)	$636,643 of this amount represents reimbursements and payments for foreign allowances, children’s tuition, transportation and local Spanish taxes in connection with Mr. Ruotolo’s expatriate assignment to our Barcelona office; $165,046 of this amount represents tax gross-up amounts relating to the expatriate payments; and $7,350 of this amount represents our matching contributions under Vistaprint USA’s 401(k) deferred savings retirement plan. We made the expatriate payments in Euros and converted the amounts to U.S. dollars for this table based on the currency conversion rate in effect on the date of each payment.

(7)	Represents payments of school tuition for Mr. Teunissen’s children.

(8)	Mr. Giannetto resigned as an executive officer of Vistaprint in March 2011 and remained a Vistaprint employee in a non-executive capacity until June 30, 2011.

(9)	$6,522 of this amount represents reimbursements and payments for Mr. Giannetto’s spouse to accompany him on a business trip, $4,674 of this amount represents tax gross-up amounts relating to the business trip, and $7,350 of this amount represents our matching contributions under Vistaprint USA’s 401(k) deferred savings retirement plan.

Grants of Plan-Based Awards in the Fiscal Year Ended June 30, 2011

The following table contains information about plan-based awards granted to each of our named executive officers during the fiscal year ended June 30, 2011.

								All Other	All Other
								Share	Option
								Awards:	Awards:	Exercise	Grant Date
								Number	Number of	or Base	Fair Value
			Estimated Possible Payouts					of Shares	Securities	Price of	of Share
			Under Non-Equity Incentive Plan Awards					or Share	Underlying	Option	and Option
			Threshold	Target		Maximum		Units	Options	Awards	Awards
Name	Grant Date		($)(1)	($)		($)		(2)(#)	(3)(#)	($/Sh)(4)	($)(5)

Robert S. Keane	09/15/2010	(6)	0	570,897	(7)	1,427,243	(8)
	09/15/2010		0	562,500	(9)	1,040,625	(10)
	05/05/2011							42,206	105,240	54.02	5,129,952
Katryn Blake(11)	07/01/2010		0	110,000	(7)	275,000	(8)
	07/01/2010		0	320,000	(9)	592,000	(10)
	08/11/2010							14,367			436,326
	11/03/2010		0	93,699	(7)	234,248	(8)
	11/22/2010							17,552	23,255	41.02	1,199,829
	05/05/2011							16,660	8,308	54.02	1,124,960
Wendy M. Cebula(11)	09/15/2010		0	265,000	(7)	662,500	(8)
	09/15/2010		0	400,000	(9)	740,000	(10)
	11/03/2010		0	92,137	(7)	230,343	(8)
	11/22/2010							35,104	46,511	41.02	2,399,679
	05/05/2011							21,288	21,232	54.02	1,724,957
Nicholas Ruotolo(11)	07/01/2010		0	110,000	(7)	275,000	(8)
	07/01/2010		0	320,000	(9)	592,000	(10)
	08/11/2010							14,367			436,326
	11/03/2010		0	93,699	(7)	234,248	(8)
	11/22/2010							17,552	23,255	41.02	1,199,829
	05/05/2011							16,660	8,308	54.02	1,124,960
Ernst J. Teunissen(11)	07/01/2010	(6)	0	122,315	(7)	305,788	(8)
	07/01/2010		0	120,000	(9)	222,000	(10)
	08/11/2010							2,394			72,706
	03/01/2011							14,726	19,484	48.89	1,199,679
	03/01/2011	(6)	0	50,503	(7)	126,258	(8)
	05/05/2011							16,660	8,308	54.02	1,124,960
Michael Giannetto	09/15/2010		0	240,000	(7)	600,000	(8)
	09/15/2010		0	355,000	(9)	656,750	(10)

(1)	The amount reported in this column represent the amount that would have been payable under our named executive officers’ annual cash incentive and long-term cash incentive awards if we did not meet our minimum constant currency revenue and EPS targets.

(2)	The amounts reported in this column represent restricted share units granted under our Amended and Restated 2005 Equity Incentive Plan that vest 25% one year after they are granted and 6.25% per quarter thereafter. As the restricted share units vest, we automatically issue the vested shares to the employee; the employee does not need to exercise them or pay any amount to us for the purchase of the shares.

(3)	The amounts reported in this column represent share options granted under our Amended and Restated 2005 Equity Incentive Plan that vest 25% one year after they are granted and 6.25% per quarter thereafter.

(4)	The exercise price of our share options equals the closing price of our ordinary shares on the NASDAQ Global Select Market on the date of grant.

(5)	The amounts reported in this column represent the grant date fair value for each share-based award computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

(6)	The estimated amounts in this row would be payable to Messrs. Keane and Teunissen in Euros. For purposes of this table, we converted these estimated incentive payments from Euros to U.S. dollars at a currency exchange rate of 1.439, based on the 30-day average currency exchange rate for June 1-30, 2011, which was the end of our most recent fiscal year.

(7)	These amounts represent target annual cash incentives for our fiscal year ended June 30, 2011, which were based 50% on our achievement of constant currency revenue targets and 50% on our achievement of EPS targets for fiscal 2011. These amounts represent potential payments that our named executive officers would have been eligible to receive under their fiscal 2011 annual cash incentive awards if we had achieved 100% of both our revenue target and our EPS target for fiscal 2011. In fact, we achieved 98.8% of our targets for fiscal 2011, so our executive officers received payments that were less than these amounts. You can find more information on the amounts actually paid to our executive officers under their fiscal 2011 annual cash incentive awards above in the Compensation Discussion and Analysis section of this proxy statement.

(8)	These amounts represent the maximum amounts that would have been payable under our named executive officers’ annual cash incentive awards for our fiscal year ended June 30, 2011. The payout under our annual cash incentives is capped at 250% of each executive officer’s target amount. In fact, based on our achievement of our targets for fiscal 2011, our executive officers received payments that were less than these amounts. You can find more information on the amounts actually paid to our executive officers under their fiscal 2011 annual cash incentive awards above in the Compensation Discussion and Analysis section of this proxy statement.

(9)	These amounts represent target long-term cash incentives. Each named executive officer is eligible to receive 25% of his or her total award for each of our fiscal years ending June 30, 2011, 2012, 2013 and 2014 based on our achievement of EPS targets for each fiscal year. The EPS targets are expressed as dollar values in the low, medium and upper ranges. These amounts represent potential aggregate payments that our executive officers would be eligible to receive over four years under their long-term performance awards if we were to achieve the medium range of our EPS targets in each of the four fiscal years covered by the awards. You can find more information on the amounts actually paid to our executive officers for fiscal 2011 under their long-term cash incentive awards above in the Compensation Discussion and Analysis section of this proxy statement.

(10)	These amounts represent the maximum amounts payable under our named executive officers’ long-term cash incentives. These amounts represent potential aggregate payments that our executive officers would be eligible to receive over four years under their long-term performance awards if we were to achieve the upper range of our EPS targets in each of the four fiscal years covered by the awards. You can find more information on the amounts actually paid to our executive officers for fiscal 2011 under their long-term cash incentive awards above in the Compensation Discussion and Analysis section of this proxy statement.

(11)	Ms. Blake, Ms. Cebula and Mr. Ruotolo were promoted in November 2010 and received supplemental grants of annual cash incentives, restricted share units and share options at that time in connection with their promotions. Mr. Teunissen was promoted in March 2011 and received supplemental grants of an annual cash incentive, restricted share units and share options at that time in connection with his promotion.

Outstanding Equity Awards at June 30, 2011

The following table contains information about unexercised share options and unvested restricted share units as of June 30, 2011 for each of our named executive officers.

	Option Awards				Share Awards
					Number	Market
					of Shares	Value of
	Number of				or Share	Shares or
	Securities				Units	Share
	Underlying		Option		That	Units That
	Unexercised		Exercise	Option	Have Not	Have Not
	Options		Price	Expiration	Vested	Vested
Name	(#) Exercisable	(#) Unexercisable	(1)($)	Date	(2)(#)	(3)($)

Robert S. Keane(4)	150,000	—	4.11	01/28/2014
	700,000	—	12.33	05/31/2015
	130,050	—	23.31	08/04/2016
	143,618	—	37.51	05/15/2017
	249,988	83,330	34.87	05/02/2018
	73,012	73,016	34.25	05/07/2019
	24,200	72,600	47.91	05/06/2020
	—	105,240	54.02	05/05/2021
					80,237	3,839,340
Katryn Blake	6,259	—	23.31	08/04/2016
	17,478	—	33.47	08/06/2017
	—	23,255	41.02	11/22/2020
	—	8,308	54.02	05/05/2021
					59,862	2,864,397
Wendy M. Cebula	2,500	—	23.31	08/04/2016
	22,814	—	37.51	05/15/2017
	4,542	4,544	34.25	05/07/2019
	2,065	6,195	47.91	05/06/2020
	—	46,511	41.02	11/22/2020
	—	21,232	54.02	05/05/2021
					95,333	4,561,684
Nicholas Ruotolo	2,672	—	23.31	08/04/2016
	12,097	—	33.47	08/06/2017
	—	23,255	41.02	11/22/2020
	—	8,308	54.02	05/05/2021
					59,150	2,830,328
Ernst J. Teunissen	—	19,484	48.89	03/01/2021
	—	8,308	54.02	05/05/2021
					43,155	2,064,967
Michael Giannetto	1,000	—	47.91	05/06/2020

(1)	Each share option has an exercise price equal to the fair market value of our ordinary shares on the date of grant and becomes exercisable, so long as the named executive officer continues to be employed with us, as to 25% of the shares subject to the option after one year and 6.25% per quarter thereafter. Each share option expires 10 years after the date on which it was granted.

(2)	So long as the named executive officer continues to be employed with us, each restricted share unit vests, and the vested shares are issued to the named executive officer, as to 25% of the shares subject to the unit after one year and 6.25% per quarter thereafter.

(3)	The market value of the restricted share units is determined by multiplying the number of restricted share units by $47.85 per share, which was the closing price of our ordinary shares on the NASDAQ Global Select Market on June 30, 2011.

(4)	Mr. Keane has transferred all of his outstanding awards to his Trusts.

Option Exercises and Shares Vested in the Fiscal Year Ended June 30, 2011

The following table contains information about option exercises and vesting of restricted share units on an aggregated basis during fiscal 2011 for each of our named executive officers.

	Option Awards		Share Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	(1)($)	(#)	(2)($)

Robert S. Keane	—	—	14,134	718,044
Katryn Blake	—	—	10,331	473,186
Wendy M. Cebula	50,900	939,539	25,164	1,170,760
Nicholas Ruotolo	—	—	9,778	447,314
Ernst J. Teunissen	—	—	5,625	235,063
Michael Giannetto	28,950	410,790	20,360	950,075

(1)	Represents the net amount realized from all option exercises during fiscal 2011. In cases involving an exercise and immediate sale, the value was calculated on the basis of the actual sale price. In cases involving an exercise without immediate sale, the value was calculated on the basis of our closing sale price of our ordinary shares on the NASDAQ Global Select Market on the date of exercise.

(2)	The value realized on vesting of restricted share units is determined by multiplying the number of shares that vested by the closing sale price of our ordinary shares on the NASDAQ Global Select Market on the vesting date.

COMPENSATION OF SUPERVISORY BOARD MEMBERS

The following contains information with respect to the compensation earned by our supervisory directors in the fiscal year ended June 30, 2011:

	Fees
	Earned or
	Paid in	Share	Option
	Cash	Awards	Awards	Total
Name	($)	(1)($)	(1)($)	($)

John J. Gavin, Jr.	34,466	109,976	49,978	194,420
Peter Gyenes	43,919	109,976	49,978	203,873
George M. Overholser	34,466	109,976	49,978	194,420
Louis R. Page	43,919	109,976	49,978	203,873
Richard T. Riley	43,919	109,976	49,978	203,873
Mark T. Thomas	34,466	109,976	49,978	194,420

(1)	The value of the share awards equals their grant date fair value as computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011. All share options referenced in this table were granted with an exercise price equal to the closing price of our ordinary shares on the NASDAQ Global Select Market on the date of grant.

Outstanding Equity Awards Held by Supervisory Directors at June 30, 2011

The following table contains information about unexercised share options and unvested restricted share units as of June 30, 2011 for each of our supervisory directors.

	Option Awards				Share Awards
					Number	Market
					of Shares	Value of
	Number of				or Share	Shares or
	Securities				Units	Share
	Underlying		Option		That	Units That
	Unexercised		Exercise	Option	Have Not	Have Not
	Options		Price	Expiration	Vested	Vested
Name	(#) Exercisable	(#) Unexercisable	(1)($)	Date	(1)(#)	(2)($)

John J. Gavin, Jr.	12,018	—	24.32	08/21/2016
	2,925	—	33.24	11/14/2016
	2,269	—	46.18	11/02/2017
	7,956	1,592	15.94	11/07/2018
	959	960	54.46	11/17/2019
	407	2,036	40.99	11/12/2020
					4,396	210,349
Peter Gyenes	13,041	4,348	24.33	02/05/2019
	959	960	54.46	11/17/2019
	407	2,036	40.99	11/12/2020
					4,531	216,808
George M. Overholser	14,500	—	4.11	07/29/2014
	1,462	—	33.24	11/14/2016
	1,324	—	46.18	11/02/2017
	5,569	1,592	15.94	11/07/2018
	799	960	54.46	11/17/2019
	407	2,036	40.99	11/12/2020
					4,396	210,349
Louis R. Page	2,925	—	33.24	11/14/2016
	2,269	—	46.18	11/02/2017
	7,956	1,592	15.94	11/07/2018
	959	960	54.46	11/17/2019
	407	2,036	40.99	11/12/2020
					4,396	210,349
Richard T. Riley	30,000	—	4.11	02/01/2015
	2,925	—	33.24	11/14/2016
	2,269	—	46.18	11/02/2017
	7,956	1,592	15.94	11/07/2018
	959	960	54.46	11/17/2019
	407	2,036	40.99	11/12/2020
					4,396	210,349
Mark T. Thomas	2,879	2,879	54.46	11/17/2019
	407	2,036	40.99	11/12/2020
					3,384	161,924

(1)	Each share option has an exercise price equal to the fair market value of our ordinary shares on the date of grant and becomes exercisable at a rate of 8.33% per quarter over a period of three years from the date of grant, so long as the supervisory director continues to serve as a supervisory director on each such vesting date. Each share option expires 10 years after the date on which it was granted.

(2)	The market value of the restricted shares units is determined by multiplying the number of restricted share units by $47.85 per share, which was the closing price of our ordinary shares on the NASDAQ Global Select Market on June 30, 2011.

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on our Supervisory Board. When we initially set our supervisory directors’ compensation, we considered the significant amount of time that supervisory directors expend in fulfilling their duties to Vistaprint, the skill level that we require of members of our Supervisory Board, and competitive compensation data from our peer group.

As described in Proposal 5 of this proxy statement, we are asking our shareholders to approve changes to the annual cash retainer component of the compensation of our Supervisory Board members. If our shareholders do not approve the proposed changes, then the compensation package described below will remain in place.

Fees

In fiscal 2011, each supervisory director received an annual cash retainer of $13,000, payable in quarterly installments, plus $3,000 for each regularly scheduled meeting of our Supervisory Board that the director physically attended and $10,000 annually for each committee on which the supervisory director served. Supervisory directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of our Supervisory Board and its committees.

Equity Grants

On the date of each annual general meeting, each supervisory director receives two equity grants: (i) a share option to purchase a number of ordinary shares having a fair value equal to $50,000, up to a maximum of 12,500 shares, granted under our 2005 Non-Employee Directors’ Share Option Plan, as amended; and (ii) restricted share units having a fair value equal to $110,000. Historically, we granted the restricted share units under our Amended and Restated 2005 Equity Incentive Plan, but since our shareholders approved our new 2011 Equity Incentive Plan in June 2011, in the future we will grant the restricted share units under the 2011 Equity Incentive Plan.

Each newly appointed supervisory director receives two equity grants upon his or her initial appointment to the Supervisory Board: (i) a share option to purchase a number of ordinary shares having a fair value equal to $150,000, up to a maximum of 50,000 shares, granted under our 2005 Non-Employee Directors’ Share Option Plan, as amended; and (ii) restricted share units having a fair value equal to $125,000, granted under our Amended and Restated 2005 Equity Incentive Plan. Historically, we granted the restricted share units under our Amended and Restated 2005 Equity Incentive Plan, but since our shareholders approved our new 2011 Equity Incentive Plan in June 2011, in the future we will grant the restricted share units under the 2011 Equity Incentive Plan.

The supervisory directors’ options and restricted share units vest at a rate of 8.33% per quarter over a period of three years from the date of grant, so long as the supervisory director continues to serve as a director on each such vesting date. Each option expires upon the earlier of ten years from the date of grant or three months after the supervisory director ceases to serve as a director. The exercise price of the options granted under our 2005 Non-Employee Directors’ Share Option Plan, as amended, is the fair market value of our ordinary shares on the date of grant.

For the purposes of determining the number of share options and restricted share units to be granted at each annual general meeting or upon initial appointment, the fair value of each share option and restricted share unit is determined by the Supervisory Board using a generally accepted equity pricing valuation methodology, such as the Black-Scholes model or binomial method for share options, with such modifications as it may deem appropriate to reflect the fair market value of the equity awards. In fiscal year 2011, we used the Black-Scholes model to determine fair market value of share options.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011, Messrs. Gyenes, Overholser and Page served as members of our Compensation Committee. During fiscal 2011, no member of our Compensation Committee was an officer or employee of Vistaprint or of our subsidiaries or had any relationship with us requiring disclosure under SEC rules.

During fiscal 2011, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Supervisory Board or Compensation Committee.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of June 30, 2011 about the securities issued or authorized for future issuance under our equity compensation plans.

Equity Compensation Plan Information

(c)
		(b)	Number of Securities
	(a)	Weighted-Average	Remaining Available for
	Number of Securities to be	Exercise Price of	Future Issuance Under
	Issued Upon Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights(1)	and Rights	Reflected in Column(a))

Equity compensation plans approved by shareholders(1)	2,817,933	$24.63	6,491,968	(2)
Equity compensation plans not approved by shareholders	—	—	—

Total	2,817,933	$24.63	6,491,968	(2)

(1)	Consists of our Amended and Restated 2000-2002 Share Incentive Plan, Amended and Restated 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Share Option Plan and 2011 Equity Incentive Plan. This column does not include an aggregate of 782,184 shares underlying restricted share units that were unvested as of June 30, 2011.

(2)	Includes 6,360,354 shares available for future awards under our 2011 Equity Incentive Plan and 131,614 shares available for future awards under our 2005 Non-Employee Directors’ Share Option Plan, as amended. No shares are available for future award under our Amended and Restated 2005 Equity Incentive Plan or Amended and Restated 2000-2002 Share Incentive Plan.

VISTAPRINT N.V.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual General Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A   Proposals — The Supervisory Board and Management Board recommend that you vote FOR proposals 1-10 and for an ANNUAL vote for proposal 11.

1. To vote FOR or WITHHOLD vote for Peter Gyenes:
For the sole open position, the Supervisory Board has nominated Peter Gyenes and Mark T. Thomas to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015. The Supervisory Board recommends that shareholders vote for the appointment of Mr. Gyenes for this position.
For ☐	Withhold ☐	For Other Nominee (to vote for another nominee, write the nominee’s name below)	+

		For	Against	Abstain				For	Against	Abstain

2.	Adopt our statutory annual accounts for the fiscal year ended June 30, 2011.	☐	☐	☐	7.	Renew the authorization of our Management Board to issue preferred shares or grant rights to subscribe for preferred shares until November 3, 2016, as more fully described in the proxy statement.		☐	☐	☐
		For	Against	Abstain				For	Against	Abstain

3.	Discharge the members of our Management Board from liability with respect to the exercise of their duties during the year ended June 30, 2011.	☐	☐	☐	8.	Renew the authorization of our Management Board, until November 3, 2016, to exclude or restrict our shareholders’ pre-emptive rights with respect to ordinary shares, preferred shares and rights to subscribe therefor that the Management Board may issue.		☐	☐	☐
		For	Against	Abstain				For	Against	Abstain

4.	Discharge the members of our Supervisory Board from liability with respect to the exercise of their duties during the year ended June 30, 2011.	☐	☐	☐	9.	Appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.		☐	☐	☐
		For	Against	Abstain				For	Against	Abstain

5.	Approve changes to our Supervisory Board compensation package.	☐	☐	☐	10.	Vote on a non-binding “say on pay” proposal regarding the compensation of our named executive officers.		☐	☐	☐
		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain

6.	Renew the authorization of our Management Board to issue ordinary shares or grant rights to subscribe for ordinary shares until November 3, 2016, as more fully described in the proxy statement.	☐	☐	☐	11.	Vote on a non-binding “say on frequency” proposal regarding the frequency of the vote on our executive compensation program.	☐	☐	☐	☐
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.
01DJ2D

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – VISTAPRINT N.V.	+

THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT BOARD
2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS – NOVEMBER 3, 2011
The undersigned, revoking all prior proxies, hereby appoints Robert Keane, Lawrence Gold and Kathryn Leach and each of them with full power of substitution, as proxies to represent and vote as designated hereon, all ordinary shares of Vistaprint N.V. (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual General Meeting of Shareholders of the Company on Thursday, November 3, 2011, at the Company’s offices at Hudsonweg 8, 5928 LW Venlo, the Netherlands commencing at 5:30 p.m. Central European Time and any adjournments thereof.
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.
ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL GENERAL MEETING OR ANY ADJOURNMENTS THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING, SIGNS AND DELIVERS A PROXY WITH A LATER DATE, OR VOTES IN PERSON AT THE MEETING.
 B   Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐
 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+